Exhibit 10.31

Execution Version

CREDIT AGREEMENT

dated as of May 14, 2021

by and among

DERMAVANT SCIENCES LTD.,

as Parent and Bermuda Borrower,

DERMAVANT HOLDINGS LIMITED,

as English Borrower,

DERMAVANT SCIENCES IRL LIMITED,

as Irish Borrower,

DERMAVANT SCIENCES GMBH,

as Swiss Borrower,

EACH SUBSIDIARY OF PARENT

LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HEREOF

as Initial Guarantors,

EACH SUBSIDIARY OF PARENT

OTHERWISE PARTY FROM TIME TO TIME HERETO,

XYQ LUXCO S.À R.L.,

as Lender

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

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SCHEDULES AND EXHIBITS TO THE DISCLOSURE LETTER

Schedule A	Lender’s Commitment
Schedule B	Product
Schedule 2.07	Confirmations and Notifications
Schedule 5.01	Organization; Power; Authorization; Enforceability
Schedule 5.02	Governmental and Third Party Authorizations
Schedule 5.05	No Material Adverse Change
Schedule 5.06	Equity Interests
Schedule 5.12	Absence of Litigation
Schedule 5.15	Existing Indebtedness
Schedule 5.16	Material Contracts
Schedule 5.17	Properties
Schedule 5.18	Intellectual Property
Schedule 5.18(c)	Product IP
Schedule 5.19	Environmental Matters
Schedule 5.23	Licenses and Permits
Schedule 5.26	Internal Controls
Schedule 5.27	Accounting Controls
Schedule 5.28	Existing Investments
Schedule 6.08	Effective Date Liens

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Promissory Note
Exhibit C	Form of Warrants
Exhibit D	Form of Flow of Funds Memorandum

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CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of May 14, 2021 by and among DERMAVANT SCIENCES LTD., an exempted company incorporated under the laws of Bermuda (the “Parent” or the “Bermuda Borrower”), DERMAVANT HOLDINGS LIMITED, a private limited company incorporated under the laws of England and Wales (the “English Borrower”), DERMAVANT SCIENCES IRL LIMITED, a private company limited by shares incorporated under the laws of Ireland (the “Irish Borrower”) DERMAVANT SCIENCES GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and organized under the laws of Switzerland (the “Swiss Borrower”), EACH SUBSIDIARY OF THE PARENT LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HEREOF (the “Initial Guarantors”), EACH OTHER SUBSIDIARY OF THE PARENT OTHERWISE PARTY FROM TIME TO TIME HERETO, as a borrower or a guarantor, XYQ LUXCO S.À R.L. (the “Lender”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent hereunder (the “Collateral Agent”).

RECITALS

The Parent has asked the Lender for a term loan in the aggregate principal amount of $40,000,000. The Lender is willing to provide such a term loan subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“10 Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks, of the Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement) must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Capital Stock of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning ascribed to such term in Section 10.12.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Other than with respect to Section 6.06, as used herein with respect to the Loan Parties, at any time following the consummation of a Qualified IPO or an Ultimate Parent Spinout, “Affiliate” shall not include the Ultimate Parent or its Affiliates (other than Affiliates controlled by the Parent or under common control with any Loan Party).

“Agreement” means this Credit Agreement, including all amendments, restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means applicable Laws relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means applicable Laws relating to money laundering or terrorism, including the USA PATRIOT Act of 2001, the U.S. Money Laundering Control Act of 1986, any applicable provisions of the U.S. Bank Secrecy Act of 1970 and the Executive Order.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or any of its property or to which such a Person is subject or any of its property is subject.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” has the meaning ascribed to such term in Article VII.

“Bermuda Borrower” has the meaning ascribed to such term in the preamble hereto.

“Board of Directors” means, as to any Person, the board of directors, board of managers or similar governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. References in this Agreement to directors (on a Board of Directors) shall also be deemed to refer to managers (on a board of managers).

“Borrowers” means the Initial Borrowers, on a joint and several basis.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are generally closed or are required by law to close in New York City or London, England.

“Capital Stock” means:

(1) in the case of a corporation or company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) and membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

in each case to the extent treated as equity in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) Dollars, pounds sterling, Swiss francs, euros or the national currency of any member state in the European Union;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof, in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another nationally recognized statistical rating organization);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a Person (other than an Affiliate of the Parent) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another nationally recognized statistical rating organization), and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another nationally recognized statistical rating organization), in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than an Affiliate of the Parent) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another nationally recognized statistical rating organization), in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) other Investments described in Parent’s investment policy as approved by Lender in writing (it being understood that the investment policy provided to Lender prior to the Effective Date shall be deemed approved in writing) and the board from time to time.

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines, interpretations or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, promulgated or implemented.

“Change of Control” means each occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Parent and its Subsidiaries, taken as a whole;

(2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of any Borrower or Guarantor or of all or substantially all the Product Assets;

(3) the Parent ceasing to own, directly or indirectly, at least [***] of the total economic and voting power of the issued and outstanding Voting Stock of any other Loan Party;

(4) at any time prior to the consummation of a Qualified IPO or an Ultimate Parent Spinout, the Ultimate Parent ceasing to own, directly or indirectly, at least [***] of the total voting power of the issued and outstanding Voting Stock of the Parent; or

(5) at any time following the consummation of a Qualified IPO or an Ultimate Parent Spinout, the Parent (or applicable Successor Company) becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition of the beneficial ownership by any “person” or “group” (as such terms are used within Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), but excluding Ultimate Parent and its Affiliates, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of (i) [***] or more of the total voting power of the issued and outstanding Voting Stock of the Parent (or applicable Successor Company) and (ii) greater total voting power of the issued and outstanding Voting Stock of the Parent (or applicable Successor Company) than that of Ultimate Parent; provided that, for the purposes of determining beneficial ownership in this subclause (5), a beneficial owner shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Collateral” means all property subject from time to time, to a Lien under any Security Document. The Collateral does not include the Excluded Assets.

“Collateral Agent” has the meaning ascribed to such term in the preamble hereto.

“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, among the Initial Borrowers, the Initial Guarantors and the Collateral Agent.

“Commercialization”, “Commercialize” or “Commercializing” means any and all activities directed to marketing, promoting, making, manufacturing, distributing, importing, exporting, offering to sell or selling the Product, including manufacturing and activities directed to obtaining any pricing and reimbursement approvals that must be obtained from a Regulatory Authority before placing the Product on the market for sale.

“Commercially Reasonable Efforts” means [***].

“Commitment” means the commitment of the Lender to make the Loan to the Borrowers in the amount set forth in Schedule A to the Disclosure Letter; provided that such commitment to make the Loan shall not be effective prior to the Effective Date as provided in Section 4.01.

“Competing Product” means [***].

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Subsidiaries that are Loan Parties for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, non-cash interest expense, all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances and expensing of any bridge, commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Subsidiaries that are Loan Parties for such period, whether paid or accrued; minus

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries (other than Immaterial Subsidiaries) for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, non-recurring, unusual or one-time gains or losses, expenses, charges, costs or other similar items shall be excluded;

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3) the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from Disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on Disposal of Disposed, abandoned, transferred, closed or discontinued operations, and in each case all costs and expenses incurred in connection therewith that are reasonably identifiable and factually supportable, shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business, and all costs and expenses incurred in connection therewith that are reasonably identifiable and factually supportable, shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, and any unrealized gains and losses relating to Hedging Obligations or other derivative instruments, shall be excluded;

(7) the Consolidated Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Immaterial Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary (other than an Immaterial Subsidiary) thereof in respect of such period;

(8) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(9) accruals and reserves that are established or adjusted within 18 months after the Effective Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(10) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Obligations, shall be excluded;

(11) solely for the purposes of calculating Restricted Payments, if positive, any permanent difference (but excluding, for the avoidance of doubt, any temporary difference the Parent reasonably expects to be paid in cash in any future tax period) of (A) the Consolidated Taxes of the Parent calculated in accordance with GAAP over (B) the actual Consolidated Taxes paid in cash by the Parent during such period shall be excluded;

(12) any non-cash after-tax interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt With Conversion and Other Options” shall be excluded;

(13) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), such loss or expense amounts as are so reimbursed, or reimbursable, by insurance providers in respect of liability or casualty events or business interruption shall be excluded;

(14) to the extent covered by fees, costs, expenses and losses that are, or (without duplication) are required to be, covered by contractual indemnities, guarantee obligations, purchase price adjustments, insurance policies or other contractual reimbursement obligations of third parties, to the extent actually indemnified or reimbursed or with respect to which the Parent has determined that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is actually indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded; and

(15) fees and expenses in connection with the negotiation and structuring of the facilities under the Loan Documents and the RIPSA and any amendments related thereto and any fees and expenses in connection with any Qualified IPO, Ultimate Parent Spinout, a Cross-Over Financing or Permitted Acquisition, shall be excluded.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (other than Immaterial Subsidiaries) reducing Consolidated Net Income of such Person for such period on a consolidated basis, but excluding any such charge that consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes for such Person and its Subsidiaries (other than Immaterial Subsidiaries) based on income, profits or capital, including state, franchise, property and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations).

“Contingent Extra Premium Amount” means, with respect to the Loan (or any portion thereof), as of any date of determination, (a) one hundred percent (100%) times (b) the amount, if any, of the present value at such date of all required interest payments due on the principal amount of such Loan (or portion) through the second anniversary of the Effective Date, computed using a discount rate equal to the Treasury Rate in respect of such date plus 100 basis points; provided, however, that if the applicable prepayment is occurring in respect of a mandatory prepayment pursuant to Section 2.05(c) or an optional prepayment pursuant to Section 2.05(a) within ten (10) Business Days following a Change of Control, the Contingent Extra Premium Amount shall be deemed to be zero.

“Control Agreement” means each account control agreement, account pledge, charge over accounts or similar agreement, which, in each case, is in form and substance reasonably satisfactory to the Lender and the Collateral Agent (it being agreed that any agreement that shall require the Collateral Agent to indemnify any institution in its individual capacity shall not be reasonably acceptable to the Collateral Agent). For the avoidance of doubt, it is agreed that other than the Irish Debenture no Control Agreements are required in respect of accounts of the Irish Borrower located in Ireland.

“Convertible Debt Securities” means debt securities, the terms of which provide for conversion into, or exchange for, Equity Interests (other than Disqualified Stock) of the Parent, cash (in an amount determined by reference to the price of such Equity Interests) or a combination of Equity Interests (other than Disqualified Stock) and/or cash (in an amount determined by reference to the price of such Equity Interests).

“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed Person would infringe a claim of a Patent.

“Cross-Over Financing” means a private placement of the Parent’s Capital Stock to institutional accredited investors, qualified institutional buyers or similar investors.

“Cumulative Credit” means the sum of (without duplication):

(1) [***]% of the Parent’s EBITDA for the period (taken as one accounting period, the “Reference Period”) from April 1, 2021 to the end of the Parent’s most recently ended fiscal quarter for which financial statements have been delivered to the Lender pursuant to Section 6.01(a) (or, in the case such EBITDA for such Reference Period is a deficit, minus 100% of such deficit); plus

(2) 100% of the aggregate cash proceeds received by the Parent after the Effective Date from the issue or sale of Equity Interests of the Parent (other than Disqualified Stock) or Convertible Debt Securities, including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Parent or to an employee stock ownership plan or trust established by the Parent or any of its Subsidiaries); plus

(3) 100% of the aggregate amount of contributions to the capital of the Parent received in cash after the Effective Date; minus

(4) the aggregate amount used to make all Permitted Investments pursuant to clause (24) of the definition thereof; minus

(5) the aggregate amount used to make all Restricted Payments pursuant to Section 6.03(b)(i), (iv) or (vi); minus

(6) the aggregate amount of all payments or distributions in respect of Disqualified Stock after the Effective Date.

“Debtor Relief Law” means any Bankruptcy Law and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law (including any proceeding under applicable corporate law seeking a compromise or arrangement of any debts of the corporation or a stay of proceedings to enforce any of the claims of the corporation’s creditors against it) of the United States or other applicable jurisdiction from time to time in effect.

“Default” means any event that is, or after notice or passage of time, or both, would constitute, an Event of Default.

“Development” means engaging in manufacturing, preclinical, clinical or other research and development activities directed towards obtaining Marketing Authorization for the Product.

“Disclosure Letter” means the Confidential Disclosure Letter, dated as of the Effective Date, delivered by Parent to the Lender.

“Disposition” or “Dispose” means, directly or indirectly, the sale, assignment, conveyance, transfer, license or other disposition (whether in a single transaction or a series of related transactions) (including by way of a Sale and Leaseback Transaction) of property by any Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant change of control or asset sale also requires prepayment in full of the Obligations);

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock in another form of such Person; or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than as a result of a change of control or asset sale; provided that the relevant change of control or asset sale also requires prepayment in full of the Obligations), in each case prior to 91 days after the earlier of the Scheduled Maturity Date and the date the Loan is no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock; provided further, however, that Disqualified Stock shall exclude Permitted Equity Derivatives.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America in the form of United States Dollars.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted (or otherwise not included) in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense plus all cash dividend payments (excluding items eliminated in consolidation) on a series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries that are Loan Parties; plus

(3) Consolidated Non-cash Charges, to the extent such charges were deducted in the calculation of Consolidated Net Income; plus

(4) Consolidated Net Income attributable to, or adding to the losses attributable to, the minority equity interests of third parties in any Subsidiary that is a Loan Party and not a wholly-owned Subsidiary of such Person, except to the extent of dividends declared or paid with respect to such period or any prior period on the shares of Capital Stock of such Subsidiary held by such third parties;

less, without duplication,

(5) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning ascribed to such term in Section 4.01.

“English Borrower” has the meaning ascribed to such term in the preamble hereto.

“English Law Security Documents” means the following documents, each in form and substance reasonably satisfactory to the Lender: (a) that certain English-law Debenture dated as of the date hereof between the English Borrower and the Collateral Agent, (b) that certain English-law Share Charge dated as of the date hereof between the Parent and the Collateral Agent, and (c) such other documents incidental to the foregoing as the Lender may reasonably determine necessary.

“Environmental Actions” means any action, complaint, summons, citation, notice, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, consent decree or settlement from any Person or Governmental Authority involving violations of any Environmental Law or any Release of Hazardous Materials in violation of Environmental Laws (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries; or (b) onto any facilities which received Hazardous Materials generated, transported, treated, stored, used or disposed of by any Loan Party or any of its Subsidiaries.

“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damage to natural resources, personal injury, property damage, fine, penalty or other cost resulting from, related to or arising out of (a) the presence, Release or threatened Release in or into the environment of Hazardous Materials at any location or (b) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, natural resource damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest (i) incurred as a result of any Environmental Action or in connection with any adverse environmental condition at, on, under or migrating from or to any assets, facilities or properties owned or operated by any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest or any Release of Hazardous Materials resulting from the ownership, lease, sublease or other occupation of property or the operation of any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest, or (ii) consisting of or relating to clean-up costs or corrective action required of any Loan Party or any of its Subsidiaries under any Environmental Law, including any investigation, clean-up, removal, containment, monitoring or other remediation or response required of any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest by Environmental Laws (whether or not such has been required or requested by any Governmental Authority or any other Person).

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Debt Securities prior to conversion or exchange).

“Equity Investors” means any Sponsor and members of management of such Sponsor.

“Equity Milestone” means a Qualified IPO, Ultimate Parent Spinout or a Cross-Over Financing that, in any case, results in a fully-diluted post-money valuation of the Parent in excess of [***].

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means, subject to Section 6.09: (1) any agreement, contract or instrument if and only for so long as and to the extent that the grant of a security interest therein under the Security Documents would result in a breach or default thereunder or abandonment, invalidation or unenforceability thereof (except to the extent the relevant term that would result in such breach, default, abandonment, invalidation or unenforceability (x) is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or equivalent statutes of any jurisdiction) or any other applicable law or (y) is waivable by any Affiliate of any Loan Party), (2) (a) any fee or freehold interest in real property if the greater of the cost and the book value of such interest is less than $750,000 individually, or (b) any leasehold interest in real property if the annual base rent is less than $1,500,000, (3) any asset or property to the extent that the grant of a security interest in such asset or property is prohibited by any applicable law or requires a consent not obtained of any Governmental Authority pursuant to applicable law (except to the extent the law prohibiting such grant or requiring such consent is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or equivalent statutes of any jurisdiction) or any other applicable law), (4) any assets or property as to which the Lender, acting at the written request of the applicable Loan Party to consider such assets or property as “Excluded Assets” as contemplated in this clause (4), reasonably determines in good faith that the costs of obtaining such a security interest or Lien are excessive in relation to the value of the security to be afforded thereby, (5) any payroll accounts, payroll withholding tax accounts, pension and pension reserve accounts and employee benefit accounts to the extent funded or maintained in an amount not greater than the amount required by applicable law or to comply with prudent business practice, (6) any motor vehicles subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a Uniform Commercial Code financing statement, (7) any trademark or service mark applications filed in the United States Patent and Trademark Office on the basis of the intent of the applicable Loan Party to use such trademark or service mark, unless and until evidence of use of such mark acceptable to the United States Patent and Trademark Office has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C., et seq.), to the extent that granting a security interest in such application prior to such filing would adversely affect the validity or enforceability of such trademark application, (8) any vehicle that is (a) subject to a certificate of title and (b) obtained and used in the ordinary course of business,(9) the Revenue Interests, (10) any deposit accounts subject to a Permitted Lien of the type described in clauses (1), (4), (9), (24), (29), (31) and (32) of the definition thereof and (11) interests in joint ventures that constitute Permitted Investments pursuant to customary restrictions and conditions contained in agreements governing such joint ventures in the ordinary course of business, provided that the applicable Loan Party has exercised its good faith best efforts to not agree to such contractual limitations and shall have pledged its interests in such joint venture. Notwithstanding the foregoing, assets or properties of the type described in clauses (1), (2), (4), (6) and (8) of this definition shall not constitute Excluded Assets, and such assets or property shall be included in the Collateral, to the extent such assets or properties constitute any Product Asset (or portion thereof) owned by any Loan Party and pledged or required to be pledged to the RIPSA Collateral Agent to secure obligations under the RIPSA. For the avoidance of doubt, Excluded Assets shall not include cash, accounts, payment intangibles, chattel paper, financial assets, claims (including insurance claims), awards, judgments, insurance proceeds or other revenues, proceeds or income, in each case, arising out of, derived from or relating to any Excluded Asset, including in connection with any Disposition of any Excluded Asset.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 2.07(e), (c) any withholding Taxes imposed under FATCA, (d) Swiss Withholding Tax imposed as a result of a Lender (x) making an incorrect declaration of its status as to whether or not it is a Qualifying Bank or has ceased to be a Qualifying Bank other than as a result of any Change in Law after the date it became a Lender under this Agreement or (y) failing to comply with its obligations under Section 10.07(b), (e) any UK Withholding Tax imposed on amounts payable to or for the account of a Lender (or an assignee (including any participant) of a Lender) with respect to an applicable interest in a Loan to the extent such Lender (or assignee) was not (subject to the completion of any relevant procedural formalities) entitled to a full exemption from UK Withholding Tax with respect to the relevant payment on the Effective Date (or in the case of an assignee, the date the assignee became a Lender in accordance with Section 10.07) or after that date is not so entitled, other than as a result of a Change in Law or change in (or in the interpretation, administration, or application of) any published practice or published concession of any relevant taxing authority) and (f) any Irish Withholding Tax (i) imposed by reason of a Lender not being, or ceasing to be, an Irish Treaty Lender or an Irish Non-Treaty Lender in respect of that payment, unless that Lender has ceased to be such in respect of that payment as a result of a Change in Law or (ii) if the relevant Lender is an Irish Treaty Lender, the applicable Borrower is able to demonstrate that payment could have been made to that Lender without any Irish Withholding Tax had that Lender complied with its obligations under Section 2.07(e)(i).

“Executive Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Exit Fee” means, (a) with respect to a principal amount of the Loan that is prepaid, repaid, paid, applied or reduced before any Equity Milestone, an amount equal to (i) five million Dollars ($5,000,000) multiplied by (ii) the percentage of the principal amount of the Loan being prepaid, repaid, paid, applied or reduced (as compared to the original principal amount of forty million Dollars ($40,000,000)) or (b) with respect to a principal amount of the Loan that is prepaid, repaid, paid, applied or reduced on or after any Equity Milestone, an amount equal to (i) four million Dollars ($4,000,000) multiplied by (ii) the percentage of the principal amount of the Loan being prepaid, repaid, paid, applied or reduced (as compared to the original principal amount of forty million Dollars ($40,000,000)).

“Fair Market Value” means, with respect to any asset or property, the value of the consideration obtainable in a sale of such asset or property negotiated at arm’s length between a willing seller and a willing and able buyer, neither of whom is under undue pressure nor compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection therewith.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FDA Marketing Approval Letter” means a Marketing Authorization from the FDA.

“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. 301 et seq.).

“Final Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the date of the acceleration of the Loan in accordance with the terms of this Agreement and (c) the date of the Payment In Full of all Obligations.

“Financial Milestone” means the initial satisfaction of each of the following events: (a) occurrence of a Qualified IPO or Ultimate Parent Spinout and (b) Parent first achieving a market capitalization in excess of [***] (as measured by the reported closing price of the common stock of Parent on the stock exchange or reporting system upon which the Parent’s common stock is traded or reported).

“Financial Officer” of any Person means the principal financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Flow of Funds Memorandum” means a flow of funds memorandum substantially in the form attached to the Disclosure Letter as Exhibit D.

“Foreign Law Security Documents” means the English Law Security Documents, the Irish Law Security Documents and the Swiss Law Security Documents and any other Security Documents that are entered into after the Effective Date and are governed, or purport to be governed, by the law of a jurisdiction other than the United States of America (or any state thereof or the District of Columbia).

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. Notwithstanding anything in this Agreement to the contrary, for all purposes hereunder, any obligations of a Person in respect of leases that would have been treated as operating leases in accordance with Accounting Standards Codification 842 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.

“Governing Documents” means, (a) with respect to any corporation or company, the memorandum, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership agreement, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (in relation to a Swiss Obligor this includes a copy of a certified excerpt from the commercial register, a copy of the certified up-to-date articles of association (evidencing, where relevant, the capacity to enter into obligations of an up- or cross-stream nature) and, if applicable, a copy of the organizational regulations).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee or other provision of credit support (other than by endorsement of negotiable instruments for deposit or collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, including by providing security therefor or by becoming a co-obligor with respect thereto; provided that the term “guarantee” shall not include customary and reasonable indemnity obligations or product warranties in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The term “guarantee”, when used as a verb, shall mean to provide a guarantee.

“Guarantee” means (a) the guarantee of each Guarantor party hereto contained in Article VIII hereof and (b) each other guarantee, in form and substance satisfactory to the Lender, made by any other Guarantor in favor of the Lender guaranteeing all or part of the Obligations.

“Guaranteed Obligations” has the meaning ascribed to such term in Section 8.01(a).

“Guarantors” means each of (a) the Initial Guarantors, and (b) each other Person that Incurs a Guarantee pursuant to Section 6.25 or Section 6.26; provided, however, upon the release or discharge of such Person from its Guarantee in accordance with this Agreement, such Person ceases to be a Guarantor.

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Bankensind (Interbankguthaben)” vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Health Care Authorizations” has the meaning ascribed to such term in Section 5.24.

“Health Care Laws” has the meaning ascribed to such term in Section 5.24.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under a Swap Agreement.

“Hercules Credit Facility” means the $20,000,000 term loan credit facility provided to the Borrowers pursuant to the Loan and Security Agreement dated as of May 24, 2019 among the Borrowers, the Initial Guarantors, the lenders party from time to time thereto and Hercules Capital, Inc., as agent.

“Highest Lawful Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HMRC” means HM Revenue & Customs of the UK.

“Immaterial Subsidiary” means, at any time, any Subsidiary of the Parent that (x) has not Incurred any Indebtedness for borrowed money (other than Indebtedness owing to a Loan Party) in an amount in excess of $25,000 and (y) has, excluding its Subsidiaries, (i) total assets that are individually less than 3.75% of the consolidated total assets of the Parent and its Subsidiaries in the aggregate and (ii) gross revenues that are individually less than 3.75% of the consolidated gross revenues of the Parent and its Subsidiaries in the aggregate; provided, however, that if, at any time, the aggregate amount of the consolidated total assets or consolidated gross revenues attributable to all Subsidiaries of the Parent that would otherwise be Immaterial Subsidiaries exceeds 7.5% in the aggregate of the consolidated total assets or consolidated gross revenues, respectively, of the Parent and its Subsidiaries, only those Immaterial Subsidiaries with the smallest percentage of assets (not exceeding 7.5% in the aggregate of the consolidated total assets of the Parent and its Subsidiaries) shall constitute Immaterial Subsidiaries.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for. The terms “Incurred” and “Incurrence” have correlative meanings.

“Indebtedness” means, with respect to any Person:

(1) any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by or in bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations;

(2) to the extent not otherwise included in the preceding clause (1), any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included in the preceding clauses (1) or (2), a third party’s liability of the sort contemplated in the preceding clauses (1) or (2) that is secured by a Lien on any asset owned by such Person (whether or not such liability is assumed by such Person); provided, however, that the amount of such liability will be the lesser of: (a) the Fair Market Value (as determined in good faith by such Person) of such asset at such date of determination; and (b) the amount of such liability to the third party;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include: (i) deferred or prepaid revenues; (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (iii) any earn-out obligations, purchase price adjustments, deferred purchase money amounts, milestone or bonus payments (whether performance or time-based), and royalty, licensing, revenue or profit sharing arrangements, in each case, characterized as such and arising expressly out of purchase and sale contracts, development arrangements or licensing arrangements; (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto; or (v) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days.

“Indemnified Matters” has the meaning ascribed to such term in Section 10.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes and, without duplication of Taxes addressed in Section 2.07(j), VAT, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning ascribed to such term in Section 10.15(a).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of recognized standing in the United States, that is, in the good faith determination of the Parent, qualified to perform the task for which it has been engaged, including, for the avoidance of doubt, PricewaterhouseCoopers.

“Initial Borrowers” means the Bermuda Borrower, the English Borrower, the Irish Borrower and the Swiss Borrower.

“Initial Guarantors” means the Subsidiaries of the Parent listed as Guarantors on the signature pages of this Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Insurance/Condemnation Proceeds” means cash payments or proceeds paid (a) under any casualty insurance policy in respect of a covered loss thereunder in respect of any assets or property of any Loan Party or (b) as a result of the taking of any assets or property of any Loan Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets or property to a purchaser with such power under threat of such a taking.

“Intellectual Property” means, with respect to any Person, all intellectual property and proprietary rights in any jurisdiction throughout the world, and all corresponding rights, presently or hereafter existing, including: (1) all patents, patent applications, industrial designs, industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (2) all trademarks, trademark applications, servicemarks, servicemark applications, protectable trade dress, Internet domain names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (3) all copyrights and other works of authorship, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith; (4) all trade secrets, protectable know-how, and confidential and proprietary information (including inventions (whether or not patentable or reduced to practice), improvements, technologies, new drug applications, abbreviated new drug applications, biologic license applications or 351(k) biologic license applications (or equivalent non-U.S. applications of any of the foregoing), processes, techniques, protocols, methods, industrial models, designs, drawings, plans, specifications, research and development, data, including technical and clinical data, customer and supplier lists, manufacturing processes, pricing and cost information, and business and marketing plans and proposals); (5) all software (including source code, executable code, databases, and related documentation); (6) all similar or equivalent proprietary rights; and (7) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Intercreditor Event of Default” shall have the meaning ascribed to such term in the Senior Lender Intercreditor Agreement.

“Interest Percentage” means ten percent (10%) per annum.

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel, moving and similar advances to officers, employees, directors, advisors and consultants made in the ordinary course of business), and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any such other Person.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than “Baa3” (or equivalent) by Moody’s or “BBB-” (or equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating organization, but excluding any debt securities or loans or advances between or among any of the Loan Parties;

(3) investments in any fund that invests at least 95% in investments of the type described in clauses (1) and (2) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Irish Borrower” has the meaning ascribed to such term in the preamble hereto.

“Irish Law Security Documents” means the following documents, each in form and substance reasonably satisfactory to the Lender and the Collateral Agent: (a) that certain Irish-law Debenture dated as of the date hereof between the Irish Borrower and the Collateral Agent (the “Irish Debenture”), (b) that certain Irish-law Share Charge dated as of the date hereof between the English Borrower and the Collateral Agent, and (c) such other documents incidental thereto as the Lender may reasonably determine necessary.

“Irish Loan Party” means the Irish Borrower and any other Loan Party incorporated under the laws of Ireland.

“Irish Non-Treaty Lender” means a Lender that is beneficially entitled to interest payable hereunder, and which is:

(1) a bank within the meaning of section 246 of the TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the TCA and whose lending office is located in Ireland; or

(2) a company (within the meaning of Section 246 of the TCA);

(a) which, by virtue of the law of an Irish Non-Treaty Lender Jurisdiction is resident in the Irish Non-Treaty Lender Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction; or

(b) in receipt of interest under a Loan Document which:

(i) is exempted from the charge to Irish income tax pursuant to the terms of a double taxation agreement entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

(ii) would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date provided that, in the case of both (a) and (b) above, such company does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(3) a corporation that is incorporated in the United States (“U.S.”) and is taxed in the U.S. on its worldwide income provided that such U.S. company does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland; or

(4) a U.S. limited liability company (“LLC”), where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in (2) or (3) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that such LLC does not provide its commitment in connection with a trade or business which is carried on by it in Ireland through a branch or agency in Ireland; or

(5) a company (within the meaning of Section 246 of the TCA);

(a) which advances money in the ordinary course of a trade which includes the lending of money;

(b) in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company;

(c) which has complied with the notification requirements set out in Section 246(5)(a) of the TCA; and

(d) whose lending office is located in Ireland; or

(6) a qualifying company (within the meaning of section 110 of the TCA and whose lending office is located in Ireland); or

(7) an investment undertaking (within the meaning of Section 739B of the TCA and whose lending office is located in Ireland); or

(8) an exempt approved scheme within the meaning of section 774 of the TCA and whose lending office is located in Ireland.

“Irish Non-Treaty Lender Jurisdiction” means:

(a) a member state of the European Communities (other than Ireland); or

(b) a jurisdiction with which Ireland has entered into a double taxation agreement that either has the force of law by virtue of section 826(1) TCA or which will have the force of law on completion of the procedures set out in section 826(1) TCA.

“Irish Treaty Lender” means a Lender which

(a) is treated as resident of an Irish Treaty State for the purposes of the relevant Treaty and is entitled to the benefit of such Treaty;

(b) does not carry on business in Ireland through a permanent establishment with which that Lender’s participation in this Agreement is effectively connected; and

(c) which, subject to the completion of procedural formalities, is entitled to full exemption from Irish Tax on interest under that Irish Treaty.

“Irish Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Ireland which makes provision for full exemption from tax imposed by Ireland on interest.

“Irish Withholding Tax” means any Taxes imposed by way of deduction or withholding by Ireland.

“Knowledge” means the actual knowledge of an Officer.

“Law” or “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations” means: (a) the time barring of claims under the Statute of Limitation 1957 of Ireland and defences of set-off or counterclaim; (b) the principle that security expressed to be fixed security may take effect a floating security and the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Lien has purportedly been created; and (c) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered by the Lender’s Irish counsel pursuant to this Agreement.

“Lender” has the meaning ascribed to such term in the preamble hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell, or give a security interest in, such asset); provided that in no event shall an operating lease or license be deemed to constitute a Lien.

“Loan” or “Loans” means the Loan, individually or collectively, as the context requires, made by the Lender to the Borrowers on the Effective Date pursuant to Section 2.01(a), including as may be assigned in whole or in part from time to time in accordance with the terms and conditions hereof.

“Loan Account” means the account maintained hereunder by or on behalf of the Lender on its books of account and, with respect to the Borrowers, in which (a) the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers and (b) into which the Loan Parties shall make all payments to the Lender under this Agreement and the other Loan Documents.

“Loan Document” means this Agreement, including the Guarantee hereunder, the Promissory Notes (if any), any separate Guarantee, the Senior Lender Intercreditor Agreement, the Warrants, each Perfection Certificate, each Security Document, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Parties” means each Borrower and each Guarantor.

“Marketing Authorization” means, with respect to the Product, the approval of any Regulatory Authority that is required by applicable law to sell the Product for use in a given country or region.

“Material Adverse Effect” means a material adverse effect, in any respect, on (a) the business, operations, affairs, financial condition, assets or properties of the Loan Parties, taken as a whole, (b) the Commercialization of the Product within the United States, (c) the ability of each Loan Party to perform its obligations under the Loan Documents to which it is party, or (d) the validity or enforceability of the Loan Documents, including the validity and priority of the Liens securing the Obligations.

“Material Contracts” means a contract or other agreement that is material in relation to the business, operations, affairs, financial condition, assets or properties of each Loan Party party thereto or bound thereby (other than ordinary course employment contracts).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Bank Rules” means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

“Notice of Borrowing” has the meaning ascribed to such term in Section 2.02(a).

“NovaQuest” means NovaQuest Co-Investment Fund VIII, L.P., a Delaware limited partnership.

“NovaQuest Funding Agreement” means that certain Funding Agreement dated as of July 10, 2018 between the Swiss Borrower and NovaQuest (as amended from time to time).

“Obligations” means any principal, premium (including the Premium), interest, penalties, fees (including the Exit Fee), expenses, indemnifications, damages and other liabilities payable under this Agreement or any other Loan Document (other than the Warrant).

“Officer” means the chairman of the board, the chief executive officer, the chief financial officer or principal accounting officer, the general counsel, the president, any executive vice president, any senior vice president, any vice president, the treasurer, the secretary or any director of the Parent or other applicable Loan Party.

“Officers’ Certificate” means a certificate signed on behalf of the applicable Loan Party by an Officer of such Loan Party.

“Opinion of Counsel” means a written opinion in form and substance reasonably acceptable to the Lender.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Loan Document, the RIPSA or any Revenue Interest, or sold or assigned an interest in any Loan, any Loan Document, the RIPSA or any Revenue Interest).

“Other Currency” has the meaning ascribed to such term in Section 10.27.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid In Full,” “Pay In Full,” “Paying In Full” or “Payment In Full” means, with respect to the Obligations or the Guaranteed Obligations, the payment in full, in cash, of all such Obligations or Guaranteed Obligations, as the case may be (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and the termination of all Commitments relating to the Obligations.

“Parent” has the meaning ascribed to such term in the preamble hereto.

“Participant Register” has the meaning ascribed to such term in Section 10.07(e).

“Patent Security Agreement” means each Patent Security Agreement executed and delivered by the applicable Loan Party, as grantor, in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Lender.

“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisionals) and all equivalents of the foregoing in any country in the world.

“Payment Date” means each March 31, June 30, September 30 and December 31.

“Pension Plan” means any Plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code.

“Perfection Certificate” means a certificate providing information with respect to the property of each Loan Party in the form attached to the Collateral Agreement and in substance satisfactory to the Lender.

“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, notarizations, intimations, stamping and/or notifications of the Security Documents and/or any Lien expressed to be created under the Security Documents determined by the legal advisers to the Lender to be necessary in any applicable jurisdiction for the enforceability or production in evidence of the relevant Security Document.

“Permits” has the meaning ascribed to such term in Section 5.23.

“Permitted Acquisition” shall mean any acquisition (including by way of merger) by any Loan Party of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:

(a) such acquisition is of a business or Person engaged in a line of business similar, related, or complementary to lines of business of the Loan Parties or their Subsidiaries;

(b) if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of a Loan Party or of a Subsidiary and such Loan Party shall comply, or cause such Subsidiary to comply, with Section 6.25 or 6.26 hereof or (ii) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);

(c) if such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Loan Party;

(d) Parent shall have delivered to Lender not less than five (5) days prior to the date of such acquisition, notice of such acquisition, copies of then-current drafts of all material documents relating to such acquisition, and historical financial statements for such acquired entity (to the extent available), division or line of business, in each case in form reasonably satisfactory to Lender and demonstrating compliance with the covenants set forth in Section 6.19, if applicable, hereof on a pro forma basis;

(e) both immediately before and immediately after such acquisition no default or Event of Default shall have occurred and be continuing; and

(f) if the sum of the purchase price consideration paid in respect of such proposed acquisition, when taken together with all consideration paid in respect of earnouts, milestones and other similar deferred purchase price consideration as and when paid, in each case by the Loan Parties with respect thereto, and including the amount of permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, remain subject (excluding performance-based milestones, earnouts, or royalties that qualify as Indebtedness permitted by Section 6.02) shall not be greater than $20,000,000.

“Permitted Disposition” means:

(a) a Disposition of inventory (as defined in the Uniform Commercial Code) or goods held for sale in the ordinary course of business;

(b) a Disposition of Cash Equivalents or Investment Grade Securities, in each case, in a manner not otherwise prohibited by the terms of this Agreement or any other Loan Document;

(c) a Disposition of surplus, obsolete, damaged or worn-out assets, property or equipment in the ordinary course of business (including the abandonment or other Disposition of Intellectual Property, whether in whole or on a country-by-country basis, that is, in the reasonable judgment of the applicable Loan Party, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of the business of the Loan Parties, taken as a whole);

(d) a Disposition of equipment or other assets as part of a trade-in for replacement equipment;

(e) the Disposition of all or substantially all of the assets of any Loan Party in a manner permitted pursuant to Section 6.21 or Section 6.22, as applicable, or any Disposition that constitutes a Change of Control;

(f) any Restricted Payment that is permitted to be made, and is made, under Section 6.03;

(g) to the extent deemed a Disposition, the making of any Permitted Investment;

(h) the issuance or sale of Equity Interests of any Loan Party, provided, however, that all such Equity Interests so issued or sold in respect of any Loan Party (other than the Parent) have a combined aggregate Fair Market Value of less than [***];

(i) any Disposition of assets or property or the issuance of Equity Interests or other securities, by a Loan Party to another Loan Party (or to an entity that contemporaneously therewith becomes a Loan Party) so long as such issuance of Equity Interests or other securities does not result in a Change of Control in respect of the issuing Loan Party;

(j) the lease or sublease of any real or personal property (excluding any Intellectual Property or Product Assets) in the ordinary course of business;

(k) (i) any non-exclusive license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property, (ii) any exclusive license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for any treatment indicated for such product in a territory outside of the United States, (iii) any exclusive license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for any treatment indicated for such product (other than plaque psoriasis, atopic dermatitis, vitiligo, and primary focal hyperhidrosis) in the United States, or (iv) any exclusive license, collaboration agreement, strategic alliance or similar arrangement, in each case, with a Qualified Party in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for treatment of plaque psoriasis, atopic dermatitis, vitiligo, or primary focal hyperhidrosis in the United States, in each case, that, at the time of the grant thereof, does not, and is not reasonably expected to, materially and adversely affect the applicable Loan Party’s business, condition (financial or otherwise) or prospects or the value of the Collateral, taken as a whole, and including therewith, the lease or sublease of any Product Assets (excluding any Intellectual Property) that are customarily leased or subleased in such license, collaboration agreement, strategic alliance or similar arrangement;

(l) any surrender or waiver of contract rights or the settlement of, release of, recovery on or surrender of contract, tort or other claims of any kind (except where such surrender or waiver could reasonably be expected to have a material adverse effect on the value of the related Intellectual Property or Product Assets);

(m) to the extent deemed a Disposition, the incurrence of any Permitted Liens;

(n) any Disposition of Capital Stock of any Loan Party pursuant to an agreement or other obligation with or to a Person (other than a Loan Party) from whom such Loan Party was acquired or from whom such Loan Party acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(o) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(p) Dispositions resulting from any involuntary loss of title or damage to, involuntary loss or destruction of, or condemnation or other taking of, any property or assets of any Loan Party;

(q) the unwinding, settlement or termination of any obligations under or in respect of any Swap Agreements (including any Permitted Equity Derivatives and Hedging Obligations);

(r) Dispositions of regulatory approvals or Marketing Authorizations for any jurisdiction to another Loan Party or, in the case of a licensee to such licensee or an affiliate thereof, in each case organized in such jurisdiction for the purposes of Commercialization of the Product in such jurisdiction; and

(s) other Dispositions that are made for Fair Market Value; provided that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, and (ii) the aggregate Fair Market Value of all such assets Disposed by the Loan Parties shall not exceed (x) prior to the Financial Milestone, (A) [***] in any fiscal year or (B) [***] in an aggregate amount during the term of this Agreement and (y) from and after the Financial Milestone, (A) [***] in any fiscal year or (B) [***] in an aggregate amount during the term of this Agreement.

“Permitted Equity Derivatives” means any forward purchase agreement, accelerated share purchase agreement, or Swap Agreement, in each case, that is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or of Equity Interests (other than Disqualified Stock) of the Parent and is executed in connection with any Convertible Debt Securities (or deemed executed therewith) in customary form, the purpose of which is to repurchase Equity Interests (other than Disqualified Stock) of the Parent and/or mitigate dilution upon conversion of such Convertible Debt Securities (including, but not limited to, any bond hedge transaction, warrant transaction, or capped call transaction).

“Permitted Investments” means:

(1) any Investment in any Loan Party; provided, that any Collateral may be transferred pursuant to this clause (1) only to another Loan Party that complies with the applicable requirements of Section 6.09;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by any Loan Party in a Person if as a result of such Investment (a) such Person becomes a Loan Party or (b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, a Loan Party; provided, that any Collateral may be transferred pursuant to this clause (3) only to a Loan Party that complies with the applicable requirements of Section 6.09;

(4) without limiting the requirements of Section 2.05(b), any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Permitted Disposition;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date and listed on Schedule 5.28 to the Disclosure Letter or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Effective Date; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Effective Date;

(6) advances to employees not in excess of [***] outstanding at any one time in the aggregate;

(7) any Investment acquired by any Loan Party (a) in exchange for any other Investment or accounts receivable held by any such Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by any Loan Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (c) in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof or (d) accepted in connection with a Permitted Disposition;

(8) Hedging Obligations and Permitted Equity Derivatives permitted under Section 6.02;

(9) Investments by any Loan Party having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed [***] (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Loan Party;

(10) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Parent, not to exceed [***] at any one time outstanding pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of the Parent (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount calculated under clause (2) of the definition of “Cumulative Credit”;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.06(b) (except transactions described in clauses (ii), (x), (xiii)(B) and (xiv) of such Section);

(13) Investments consisting of (i) the non-exclusive licensing of Intellectual Property or collaboration agreements, strategic alliances or similar arrangements in respect of Intellectual Property, in each case, for the development or commercialization of Intellectual Property in the ordinary course of business, (ii) any exclusive license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for any treatment indicated for such product in a territory outside of the United States, (iii) any exclusive license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for any treatment indicated for such product (other than plaque psoriasis, atopic dermatitis, vitiligo, and primary focal hyperhidrosis) in the United States, or (iv) any exclusive license, collaboration agreement, strategic alliance or similar arrangement, in each case, with a Qualified Party in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for treatment of plaque psoriasis, atopic dermatitis, vitiligo, or primary focal hyperhidrosis in the United States, in each case, that does not materially and adversely affect the applicable Loan Party’s business, condition (financial or otherwise) or prospects or the value of the Collateral, taken as a whole, and including therewith, the lease or sublease of any Product Assets (excluding any Intellectual Property) that are customarily leased or subleased in such license, collaboration agreement, strategic alliance or similar arrangement;

(14) guarantees issued in accordance with Sections 6.02 with any letter of credit issued for the account of any Loan Party (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit); provided that such guarantees shall not be for more than [***];

(15) Investments consisting of or specifically to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or non-exclusive licenses or leases of Intellectual Property (where the applicable Loan Party is the licensee or lessee), in each case in the ordinary course of business;

(16) Investments of a Loan Party that is acquired after the Effective Date or of an entity merged into, amalgamated with, or consolidated with a Loan Party in a transaction after the Effective Date that is not prohibited by Section 6.21 or Section 6.22 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(17) any Investment in Loan Party in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) (i) lease, utility and other similar deposits and (ii) prepaid expenses, negotiable instruments held for collection and lease, and utility and workers’ compensation, performance and other similar deposits, in each case, in the ordinary course of business;

(19) any repayment or prepayment of the Loan permitted and made in accordance with the terms of this Agreement;

(20) Investments consisting of earnest money deposits required in connection with a purchase agreement, a letter of intent or other acquisitions to the extent not otherwise prohibited by this Agreement;

(21) Investments by any Loan Party consisting of deposits, prepayments or other credits to suppliers or landlords, and guarantees of business obligations to suppliers, landlords, customers or licensees of such Loan Party;

(22) joint ventures or strategic alliances in the ordinary course of any Loan Party’s business, provided that any cash Investments by Parent or a Subsidiary of Parent in connection therewith do not exceed [***] in the aggregate in any fiscal year;

(23) Investments consisting of Permitted Acquisitions; and

(24) Investments made using the Cumulative Credit.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business (including any Liens securing Indebtedness permitted to be Incurred pursuant to Section 6.02(a)(iv));

(5) minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions, in each case, as to the use of real properties or incidental to the conduct of the business of such Person or to the ownership of its properties that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be Incurred pursuant to Section 6.02(a)(iii);

(7) (A) Liens existing on the Effective Date and set forth on Schedule 6.08 to the Disclosure Letter, including the grant of the security interests in the Product Assets in favor of the RIPSA Collateral Agent on the Effective Date as required under the RIPSA and in favor of NovaQuest as required under the NovaQuest Funding Agreement, which security interests shall be junior to the Liens of the Collateral Agent in the Product Assets and subject at all times to the Senior Lender Intercreditor Agreement, and (B) Liens securing the Obligations, including Liens arising under or relating to the Security Documents;

(8) Liens in favor of any Loan Party;

(9) deposits made in the ordinary course of business to secure liability to insurance carriers;

(10) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11) leases or subleases of real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Loan Party and do not secure any Indebtedness;

(12) Liens arising from Uniform Commercial Code financing statement filings that name any Loan Party as debtor regarding operating leases entered into by such Loan Party in the ordinary course of business;

(13) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by any Loan Party;

(14) Liens on assets or property at the time the applicable Loan Party acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into any Loan Party; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by any Loan Party;

(15) (i) any non-exclusive license, collaboration agreement, strategic alliance or similar arrangement providing for the non-exclusive licensing of Intellectual Property or the development or commercialization of Intellectual Property in the ordinary course of business, (ii) any exclusive license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for any treatment indicated for such product in a territory outside of the United States, (iii) any exclusive license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for any treatment indicated for such product (other than plaque psoriasis, atopic dermatitis, vitiligo, and primary focal hyperhidrosis) in the United States, or (iv) any exclusive license, collaboration agreement, strategic alliance or similar arrangement, in each case, with a Qualified Party in the ordinary course of business providing for the licensing of Intellectual Property or the development or commercialization of Intellectual Property in respect of a pharmaceutical product for treatment of plaque psoriasis, atopic dermatitis, vitiligo, or primary focal hyperhidrosis in the United States, in each case, that, at the time of the grant thereof, does not materially and adversely affect the applicable Loan Party’s business, condition (financial or otherwise) or prospects or the value of the Collateral taken as a whole, and including therewith, the lease or sublease of any Product Assets (excluding any Intellectual Property) that are customarily leased or subleased in such license, collaboration agreement, strategic alliance or similar arrangement;

(16) Liens securing Indebtedness or other obligations of a Loan Party owing to another Loan Party permitted to be Incurred in accordance with Section 6.02;

(17) Liens securing Hedging Obligations not Incurred in violation of this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(18) Liens (other than Liens of the type described in clause (3) of the definition of Permitted Liens) on any property in favor of Governmental Authorities to secure partial, progress or advance payment pursuant to any contract or statute, not yet due and payable;

(19) Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a documentary letter of credit issued for the account of any Borrower in respect of Indebtedness permitted by Section 6.02(a)(iv);

(20) Liens securing Hedging Obligations not Incurred in violation of this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(21) Liens on equipment of any Loan Party granted in the ordinary course of business to such Loan Party’s clients, suppliers or customers at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of inventory entered into in the ordinary course of business;

(24) Liens Incurred to secure cash management services in the ordinary course of business that do not, individually or in the aggregate, materially impair the value of the Collateral;

(25) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; provided, however, that this clause (25) shall not apply to any Liens securing Indebtedness;

(26) Liens arising on any real property as a result of eminent domain, condemnation or similar proceedings against such property;

(27) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts (as defined in the Uniform Commercial Code) or other funds maintained with a depository or financial institution;

(28) Liens to secure the financing of insurance premiums permitted to be Incurred pursuant to Section 6.02(a)(vii);

(29) Liens that secure Indebtedness Incurred in the ordinary course of business not to exceed [***] at any one time outstanding;

(30) security deposits in connection with real property leases;

(31) Liens on cash securing Indebtedness permitted by Section 6.02(a)(xiv) in an amount not to exceed [***];

(32) Liens on cash securing Indebtedness permitted by Section 6.02(a)(xv) and Section 6.02(a)(xvi); provided that, as to Indebtedness permitted by Section 6.02(a)(xvi), the aggregate amount of such Indebtedness that may be secured following the date that is 90 days after a Qualified IPO or Ultimate Parent Spinout, shall not exceed $500,000; and

(33) Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise constituting a Permitted Lien;

Notwithstanding the foregoing, no Lien on any Product Assets shall be a Permitted Lien other than Permitted Liens of the type described in clauses (2), (3), (7), (10), (14), (15), (18), (19), (21), (22), (23), (28), (29), or (33) of the definition of “Permitted Liens”.

“Permitted Non-Qualifying Bank” means a Lender which is not a Qualifying Bank but has been accepted as a Lender by the Swiss Borrower.

“Person” means any individual, corporation, company, partnership, association, limited liability company, unincorporated organization, trust, joint-stock company or joint venture, a Governmental Authority or any other entity.

“Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) or other plan or arrangement providing for employee compensation or benefits, whether or not subject to ERISA, that is maintained, or to which contributions are required to be made, by any Loan Party or any ERISA Affiliate or with respect to which such Loan Party or ERISA Affiliate may have any liability.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Premium” means, with respect to the Loan (or any portion thereof), as of any date of determination, the premium for such date as set forth in the table below:

Period	Premium
From the Effective Date to but excluding the second anniversary of the Effective Date	5.00% plus the Contingent Extra Premium Amount
From and including the second anniversary of the Effective Date to but excluding the third anniversary of the Effective Date	5.00%
From and including the third anniversary of the Effective Date to but excluding the fourth anniversary of the Effective Date	2.50%
From and including the fourth anniversary of the Effective Date	0.00%

“Product” means that certain topical, non-steroidal and non-immunosuppressant pharmaceutical product for the treatment of dermatologic indications, known as Tapinarof (and as may be marketed under any other name) and more particularly described in Schedule B to the Disclosure Letter, and including any and all future iterations, improvements or modifications of such product made, developed, licensed or sublicensed by the Swiss Borrower or any other Loan Party for the treatment of dermatologic indications.

“Product Assets” means (i) all assets primarily related to the Product and that are owned by, licensed to or otherwise controlled by the Swiss Borrower or any other Loan Party, including Product IP Rights, any contract pursuant to which the Swiss Borrower or any other Loan Party has been or will be granted, assigned or otherwise conveyed any right, title or interest in or to any Product IP Rights, regulatory filings, product packaging, product inserts, product labels, regulatory approval applications, regulatory approvals, regulatory exclusivity, copies of correspondence with regulatory authorities, copies of pre-clinical and clinical data, copies of pharmacology and biology data, Material Contracts and inventory, and (ii) any other assets that are owned by, licensed to or otherwise controlled by the Swiss Borrower or any other Loan Party that are reasonably necessary for the Development, Commercialization, formulation or use of the Product, the absence of which would be reasonably expected to cause, individually or in the aggregate, a Material Adverse Effect. In no event shall the Product Assets include deposit or securities accounts, accounts receivable, chattel paper, negotiable instruments, Capital Stock or any other security.

“Product IP Rights” means all intellectual property relating to the Product owned or licensed by the Swiss Borrower or any other Loan Party, including (i) Product Know-How, (ii) all Patents Covering the Product (including its composition, formulation, delivery, manufacture or use) and (iii) all works protectable under copyright laws, trademarks, service marks and trade names that relate to the Product.

“Product Know-How” means, as related to the Product, all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatus, specifications, data, results and other material, including pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques (whether or not confidential, proprietary, patented or patentable), in written, electronic or any other form, now known or hereafter developed, and all other discoveries, developments, information and inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, including any discoveries, developments, information or inventions relating to the stability, safety, efficacy, operation, manufacture, ingredients, preparation, indications, presentation, formulation, means of delivery, or dosage of any pharmaceutical composition or preparation.

“Projections” means the quarterly projections of the Parent and its Subsidiaries, on a consolidated basis, for the first four (4) quarters following the Effective Date.

“Promissory Note” means a promissory note of the Borrowers, evidencing the Indebtedness resulting from the making of the Loan and delivered to the Lender pursuant to Section 2.03(d) hereof, as such promissory note may be modified or extended from time to time, and any promissory note or promissory notes issued in exchange or replacement therefor.

“PTO” means the U.S. Patent and Trademark Office.

“Qualified IPO” means (i) the consummation of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act for the Equity Interests of the Parent and pursuant to which such Equity Interests will be listed on a U.S. or international exchange, (ii) an initial direct listing of such Equity Interests on any such exchange by the Parent (whether or not the Parent issues and sells such Equity Interests in connection with such direct listing) or (iii) the merger, acquisition or similar transaction involving the Parent and another Person (including a special purpose acquisition company but excluding any Affiliate of the Parent) after which either the Parent’s Equity Interests are listed on such exchange, a successor to the Parent’s Equity Interests are listed on such exchange or the Equity Interests of the surviving parent company of the Parent after the consummation of such transaction are listed on such exchange.

“Qualified Party” means [***].

“Qualifying Bank” means: (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

“Recipient” means any Lender or the Collateral Agent.

“Register” has the meaning ascribed to such term in Section 10.07(d).

“Registrar” shall mean the original Lender or the Person designated as the Registrar by the original Lender by written notice to the Parent, the Collateral Agent and the other Lenders; provided that any existing Registrar may announce its intention to resign as the Registrar upon providing written notice to Parent, the Collateral Agent and the other Lenders, in which case the Credit Agreement shall be promptly amended to appoint an administrative agent (in accordance with Section 10.02(f) of this Agreement), and the Registrar shall mean such appointed administrative agent.

“Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, pricing, sale or reimbursement of the Product, including the FDA.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by (x) such Person, (y) an Affiliate of such Person or (z) the same investment manager as the investment manager of such Person.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials into or onto the environment.

“Relevant Patents” has the meaning ascribed to such term in Section 5.18(b).

“Remedial Action” means all actions required by Environmental Laws taken to (a) clean up, remove, remediate or treat Hazardous Materials in the environment; or (b) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding an aggregate principal amount of Loans outstanding as of such date representing more than 50% of the Loan or aggregate Loans outstanding hereunder as of such date. For the avoidance of doubt, to the extent the Lender is the only Lender party to this Agreement, the term “Required Lenders” shall mean the “Lender”, and if there is more than one Lender party to this Agreement, all references to “Lender” shall mean references to the “Required Lenders.”

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response” means “response” as such term is defined in CERCLA (42 U.S.C. 9601(24)) and all other actions required by any Governmental Authority or voluntarily undertaken to clean up, remove, treat, abate or in any other way address any Hazardous Materials in the environment, prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Materials or perform studies and investigations in connection therewith, as a precondition thereto or to determine the necessity of the activities described therein.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Revenue Interests” has the meaning ascribed to such term in the RIPSA as in effect on the Effective Date without giving effect to any amendment to the RIPSA except as shall have been previously approved in writing by the Lender.

“RIPSA” means the Revenue Interest Purchase and Sale Agreement dated as of the date hereof by and among the Swiss Borrower, the RIPSA Collateral Agent and XYQ Luxco S.à r.l., NovaQuest and Marathon Asset Management, L.P., as purchasers (as amended from time to time).

“RIPSA Collateral Agent” means U.S. Bank National Association, as collateral agent on behalf of the purchasers listed on the signature pages of the RIPSA.

“S&P” means S&P Global Ratings or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or acquired after the Effective Date by any Loan Party whereby such Loan Party transfers such property to a Person and such Loan Party (or an Affiliate of such Loan Party) leases it from such Person.

“Sanctions” has the meaning ascribed to such term in Section 5.22(a).

“Scheduled Maturity Date” means May 14, 2026.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Parties” has the meaning ascribed to such term in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization” has the meaning ascribed to such term in Section 10.07(h).

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments, account control agreements and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating, perfecting or otherwise evidencing (or purporting to create, evidence or otherwise perfect) the security interests or other Liens granted by any Loan Party in favor of the Collateral Agent in the Collateral as contemplated by this Agreement, including the Collateral Agreement (and all documentation required pursuant thereto), the Patent Security Agreement, the Trademark Security Agreement, the Control Agreements and the Foreign Law Security Documents.

“Senior Lender Intercreditor Agreement” means that certain Senior Lender Intercreditor Agreement dated as of the date hereof among the RIPSA Collateral Agent, NovaQuest Co- Investment Fund VIII, L.P., as a lender and agent under the NovaQuest Funding Agreement, the Lender, in its capacity as the lender hereunder, and the Collateral Agent.

“Senior Subordinated Convertible Debt” means the Incurrence by the Parent, after the effective date of any Qualified IPO or Ultimate Parent Spinout, of convertible notes in an aggregate principal amount of not more than [***] at any one time outstanding; provided that such convertible notes shall (a) not have (i) any scheduled payment or mandatory prepayment of principal or (ii) a scheduled maturity date or any mandatory prepayments or redemptions of principal (other than customary change of control, fundamental change or asset sale repurchase obligations and cash payments in lieu of fractional shares upon the conversion or exchange thereof)

at the option of the holder thereof, in each case no earlier than ninety one (91) days after the Final Maturity Date, (b) be unsecured, not be guaranteed by any Subsidiary of Parent that is not a Loan Party, (c) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes (it being understood that the summary subordination terms provided to and expressly agreed to by the Lender prior to the Effective Date constitute usual and customary within the meaning of this clause (c)) and (d) shall specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (c) of this definition specifically refer to such convertible notes as being subordinated to the Obligations pursuant to such subordination terms.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person on a going concern basis is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Jurisdiction” means the law governing or purporting to govern any Security Document.

“Sponsor” means any Person (other than the Collateral Agent, the Lender or any Affiliate of the Lender) that owns, directly or indirectly, Capital Stock of any Borrower.

“Subordinated Indebtedness” means the Senior Subordinated Convertible Debt and any other Indebtedness of the Parent that is (1) unsecured, (2) by its terms subordinated in right of payment to the Loan and any and all Borrower payment obligations under the RIPSA, in each case, on terms and conditions satisfactory to the Lender and (3) in an amount and otherwise on terms and conditions satisfactory to the Lender. For the avoidance of doubt, neither the RIPSA nor the NovaQuest Funding Agreement constitutes Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For purposes of clarity, a Subsidiary of a Person shall not include any Person that is under common control with the first Person solely by virtue of having directors, managers or trustees in common and shall not include any Person that is solely under common control with the first Person (i.e., a sister company with a common parent).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swiss Borrower” has the meaning ascribed to such term in the preamble hereto.

“Swiss Law Security Documents” means the following documents, each in form and substance reasonably satisfactory to the Lender and the Collateral Agent: (a) the quota pledge agreement between the English Borrower, as pledgor, and the Collateral Agent, as pledgee and in the name and on behalf of the other pledgees as their direct representative (direkter Stellvertreter), regarding the pledgor’s quotas in the Swiss Borrower, (b) a bank account pledge agreement between the Swiss Borrower, as pledgor, and the Collateral Agent, as pledgee and in the name and on behalf of the other pledgees as their direct representative (direkter Stellvertreter), regarding certain of the pledgor’s bank accounts, (c) the security assignment agreement between the Swiss Borrower, as assignor, and the Collateral Agent, as assignee, regarding certain of the assignor’s insurance receivables, intra-group receivables and trade receivables, (d) an IP pledge agreement between the Swiss Borrower, as pledgor, and the Collateral Agent, as pledgee as pledgee and in the name and on behalf of the other pledgees as their direct representative (direkter Stellvertreter), regarding the pledgor’s intellectual property rights registered in Switzerland and (e) such other documents incidental to the foregoing as the Lender may reasonably determine.

“Swiss Obligor” means a Loan Party which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Taxes” means any present or future tax, fee, duty, levy, tariff, impost, assessment or other charge or withholding of a similar nature imposed by a Governmental Authority (including penalties, interest and additions to tax applicable thereto).

“TCA” means the Taxes Consolidation Act, 1997 of Ireland.

“Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by the applicable Loan Party, as grantor, in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Lender.

“Transactions” means, collectively, the transactions to occur on or about the Effective Date pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents, the satisfaction of the conditions precedent hereunder and the making of the Loans hereunder, (b) the issuance of the Warrants to Lender or its designee and (c) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Treasury Rate” means, in respect of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such prepayment date (or, if such Federal Reserve Statistical Release H.15 is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to the second anniversary of the Effective Date; provided, that if the period from such prepayment date to the second anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Regulations” means the United States Treasury regulations issued from time to time.

“UK” means the United Kingdom.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Non-Treaty Lender” means a Lender that is eligible to receive payments of interest hereunder without a deduction for UK Withholding Tax, other than a UK Treaty Lender.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Treaty Lender” means a Lender that, subject to the completion of procedural formalities, is eligible to receive payments of interest hereunder without a deduction for UK Withholding Tax on the basis of an applicable income tax treaty between the UK and the jurisdiction in which such Lender is resident for tax purposes.

“UK Withholding Tax” means any Taxes imposed by way of deduction or withholding by the UK.

“Ultimate Parent” means Roivant Sciences Ltd., an exempted company incorporated under the laws of Bermuda, together with any successor.

“Ultimate Parent Spinout” means the distribution by Ultimate Parent to its shareholders of the Equity Interest of Parent.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006).

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Warrants” means that certain warrant or warrants, to be dated the Effective Date, issued by the Parent to the Lender (or its designated Affiliate), in the form attached to the Disclosure Letter as Exhibit C.

“Withholding Agent” means any Loan Party.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun or other reference shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” shall be construed to mean “and/or”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of this Agreement and the Exhibits and Schedules to the Disclosure Letter, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and (f) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. References in this Agreement to “determination” by the Lender include good faith estimates made by the Lender (in the case of quantitative determinations) and good faith beliefs by the Lender (in the case of qualitative determinations). Any reference to cash and Cash Equivalents with respect to which the Lender is the depositary or securities intermediary, or any combination thereof shall be construed to mean cash and Cash Equivalents on deposit with or in securities accounts with the Lender only to the extent the Lender is a depositary bank or registered securities intermediary. The principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP as defined herein.

Section 1.03 Certain Matters of Construction. A Default shall be deemed to exist at all times during the period commencing on the date that such Default occurs to the date on which such Default is waived in writing pursuant to this Agreement or, in the case of a Default (other than an Event of Default), is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Lender. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of the Lender (or any subagent or designee or delegee of the Lender), any agreement entered into by the Lender (or any subagent or designee or delegee of the Lender) pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by the Lender (or any subagent or designee or delegee of the Lender) pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by the Lender (or any subagent or designee or delegee of the Lender), shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Lender. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. Unless otherwise provided, all financial calculations shall be performed with inventory valued on a first-in, first-out basis. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or breach of the other particular representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements except as noted in the definition of GAAP.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Lender may otherwise determine.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.

Section 1.06 Obligation to Make Payments in Dollars. All payments to be made by any Loan Party of principal, interest, premium, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.

Section 1.07 Currency. For purposes of calculating financial covenants and determining compliance with covenants expressed in Dollars, foreign currencies shall be converted to Dollars in accordance with GAAP. Further, for purposes of determining compliance with any Dollar-denominated restrictions in this Agreement, the Dollar-equivalent amount in a non-U.S. currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness or Lien was Incurred (in the case of term debt, when first committed or, in the case of revolving credit debt, when committed) or Investment was made; provided that if Indebtedness is Incurred to refinance other Indebtedness denominated in a non-U.S. currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount or similar fees) Incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated by the Parent based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 1.08 Swiss Terms. In this Agreement, where it relates to a Swiss Obligor, a reference to liquidation, bankruptcy, insolvency, winding-up, reorganization, moratorium or any proceeding under any present or future bankruptcy, insolvency or similar applicable law means that such a Swiss Obligor is unable to or admits inability to pay its debts as they fall due (zahlungsunfähig), or is deemed to or declared to be unable to pay its debts, suspends or threatens to suspends making payments on any of its debts, or (i) has initiated against it, (ii) it is legally obliged to initiate, or (iii) initiates: (A) bankruptcy proceedings (Konkurs), (B) proceedings leading to a provisional or a definitive composition moratorium (provisorische oder definitive Nachlassstundung), (C) proceedings leading to an emergency moratorium (Notstundung), (D) proceedings for a postponement of bankruptcy pursuant to articles 725a or 820 in conjunction with article 725a of the Swiss Code of Obligations (Konkursaufschub) or (E) any proceedings pursuant to articles 731b or 819 in conjunction with article 731b, articles 736 or 821 and article 939 of the Swiss Code of Obligations which lead to its dissolution or liquidation, or any proceeding having similar effects in force at that time.

ARTICLE II

THE LOANS

Section 2.01 Commitment.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Lender agrees to make a single Loan to the Borrowers on the Effective Date, in an aggregate principal amount equal to the Lender’s Commitment of forty million Dollars ($40,000,000), with the proceeds to be made available to or for the benefit of the Borrowers in an amount (taking into account the original issue discount applicable to the Loan) of 96% of the principal amount of the Loan in accordance with the Flow of Funds Memorandum.

(b) Any principal amount of the Loan which is repaid or prepaid may not be reborrowed.

(c) The Lender’s Commitment shall terminate and be reduced to zero at 5:00 p.m. (New York City time) on the Effective Date.

Section 2.02 Making the Loans.

(a) The Parent shall give the Lender prior telephonic notice of its intention to borrow the Loan hereunder not later than 10:00 a.m. (New York City time) on the date which is one (1) Business Day prior to the Effective Date (or such shorter period as the Lender is willing, in its sole discretion, to accommodate) immediately confirmed in writing, in substantially the form of Exhibit A to the Disclosure Letter (a “Notice of Borrowing”) attaching the Flow of Funds Memorandum. Such Notice of Borrowing shall be deemed to have requested the principal amount of the Loan in the full amount of Lender’s Commitment of forty million Dollars ($40,000,000), subject to original issue discount as provided in Section 2.01. Each Loan shall be made in Dollars. The Lender may act without liability upon the basis of written, electronic or telephonic notice believed by the Lender in good faith to be from any Borrower (or from an Officer thereof). Each Borrower hereby waives the right to dispute the Lender’s record of the terms of any such telephonic notice of borrowing in the absence of manifest error. The Lender shall be entitled to rely conclusively on the authority of any Officer of any Borrower to request a Loan on behalf of the Borrowers.

(b) Each Notice of Borrowing given pursuant to this Section 2.02 shall be irrevocable unless otherwise agreed in writing by the Lender and the Borrowers shall be bound to make a borrowing in accordance therewith.

(c) The Parent and the Lender hereby acknowledge and agree that, for U.S. federal income tax purposes, each Loan together with the Warrants issued herewith shall be treated as a part of an investment unit within the meaning of Section 1273(c)(2) of the Code. In accordance with Section 1273(b)(2) of the Code and Section 1273(c)(2)(A) of the Code, the issue price of the investment unit is equal to the amount of the Loan. The parties shall allocate that issue price among the applicable Loan and the Warrants issued herewith based on their relative fair market values, as required by Section 1273(c)(2)(B) of the Code and U.S. Treasury Regulations Section 1.1273-2(h)(1) on the issue date of such investment unit.

Section 2.03 Repayment of Loans; Evidence of Debt.

(a) The outstanding unpaid principal amount of the Loan and all accrued and unpaid interest and fees thereon shall be due and payable to the Lender on the Final Maturity Date.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The principal amount of the Loan shall be the full stated amount of the Commitment loaned to the Borrowers in accordance with Section 2.01(a) (without giving effect to any original issue discount) less any repayment or prepayment received by the Lender hereunder in accordance with the terms hereof.

(c) The entries made in the accounts maintained pursuant to Section 2.03(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loan or pay interest thereon in accordance with the terms of this Agreement.

(d) The Lender may request that the Loan made or held by the Lender be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to the Lender a promissory note payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) in substantially the form of Exhibit B to the Disclosure Letter. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.07) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.04 Interest.

(a) Rate. The Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Loan is made until the Loan is fully repaid, at a rate per annum equal to the Interest Percentage.

(b) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, and upon written notice to the Parent thereof (other than with respect to any Event of Default of the type contemplated in clauses (a), (g), (h) or (q) of Section 7.01, as to which no such notice shall be required), the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred (or, if any notice is required pursuant to this clause (b), from the date of such notice is provided) until the date such Event of Default is waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate. All interest and other amounts payable pursuant to this Section 2.04(b) shall be payable in cash and on demand at the election of the Lender.

(c) Interest Payment. Interest on the Loan shall be due and payable quarterly, in arrears, on each Payment Date and on the Final Maturity Date.

(d) Minimum Interest. If a Tax deduction is required by Swiss law to be made by a Swiss Obligor in respect of any interest payable by it under this Agreement and should paragraph (a) of Section 2.07 be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in Section 2.04(a)) in the absence of this Section 2.04(d) divided by (ii) one (1) minus the rate at which the relevant Tax deduction is required to be made (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage) and (a) that the Swiss Obligor shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.04 and (b) all references to a rate of interest in Section 2.04(a) shall be construed accordingly. No recalculation of interest shall be made under this Section 2.04(d) with respect to a specific Lender if an Event of Default has not occurred or is continuing and the Non-Bank Rules would not have been violated if (i) such Lender which is not a Permitted Non-Qualifying Bank in relation to which the Swiss Obligor makes the payment, was a Qualifying Bank but on that date that Lender is not or has ceased to be a Qualifying Bank other than as a result of any change of law after the date it became a Lender under this Agreement or (ii) such Lender, in relation to which the Swiss Obligor makes the payment, had complied with its obligations under Section 10.07(b).

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed and on the basis of the full stated principal amount of the Loan (without giving effect to any original issue discount).

Section 2.05 Prepayment of Loans.

(a) Optional Prepayment.

(i) The Borrowers may, upon at least five (5) Business Days’ prior written notice to the Lender (and to the Collateral Agent in the event of a prepayment in full), prepay the principal of the Loan, in whole or in part, by paying to the Lender, in cash, by the date specified in such notice, the principal amount of the Loan to be prepaid specified in such notice. Such notice shall be irrevocable; provided that such notice may be conditioned upon the closing of a new financing, a change of control or other event specified in such notice.

(ii) Each prepayment of outstanding principal made pursuant to this Section 2.05(a) shall be accompanied by the payment of (A) accrued and unpaid interest to the date of such payment on the principal amount of the Loan prepaid, (B) the Premium, if any, payable in connection with such prepayment of the Loan and (C) the applicable Exit Fee in respect of the principal amount being prepaid.

(b) Mandatory Prepayment. Unless refused by the Lender in accordance with clause (vii) below:

(i) Subject to clause (vi) below, within five (5) Business Days of receipt by any Loan Party of cash proceeds in respect of any Disposition permitted under clauses (e), (h) (other than with respect to Dispositions of Equity Interests of the Parent), (n) or (s) of the definition of Permitted Dispositions by any Loan Party, the Borrowers shall apply an amount equal to 100% of the cash proceeds received by such Loan Party in connection with such Disposition to prepay the outstanding principal of the Loan in accordance with clause (v) below to the extent that the aggregate amount of cash proceeds received by all Loan Parties (and not paid to the Lender as a prepayment of the Loan) exceeds [***] in any fiscal year. Nothing contained in this Section 2.05(b)(i) shall permit any Loan Party to make a Disposition of any assets or property other than in accordance with Section 6.05.

(ii) Subject to clause (vi) below, within five (5) Business Days following the date of receipt by Loan Party, or the Lender or the Collateral Agent as loss payee, of any Insurance/Condemnation Proceeds in excess of [***] for any single loss, condemnation, claim or similar event, the Borrowers shall apply an amount equal to 100% of such proceeds to prepay the outstanding principal of the Loan in accordance with clause (v) below, and hereby authorize the Lender to apply such proceeds received by the Lender or the Collateral Agent.

(iii) On the date of Incurrence by any Loan Party of any Indebtedness (other than Indebtedness permitted under Section 6.02), the Borrowers shall apply an amount equal to 100% of the cash proceeds therefrom, net of any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, to prepay the outstanding principal of the Loan in accordance with clause (v) below. The provisions of this Section 2.05(b)(iii) shall not be deemed to be implied consent to the Incurrence of any such Indebtedness that is otherwise prohibited by the terms and conditions of this Agreement.

(iv) Subject to clause (vi) below, within five (5) Business Days of receipt by any Loan Party of cash proceeds in respect of any issuance or sale of Equity Interests in any Subsidiary of the Parent (other than any issuance or sale to another Loan Party) in each case, at a price below fair market price, the Borrowers shall apply an amount equal to 100% of such proceeds to prepay the outstanding principal of the Loan in accordance with clause (v) below to the extent that the aggregate amount of cash proceeds received by all Loan Parties (and not paid to the Lender as a prepayment of the Loan) shall exceed [***] in any fiscal year.

(v) Except as otherwise provided in Section 2.05(d), each Dollar of cash proceeds subject to mandatory prepayment made pursuant to this Section 2.05(b) shall be apportioned to the payment of (A) accrued and unpaid interest to the date of such payment on the principal amount of the Loan prepaid, (B) the Premium, if any, payable in connection with such prepayment of the Loan (except with respect to a prepayment made in accordance with Section 2.05(b)(ii)), (C) the applicable Exit Fee in respect of the principal amount being prepaid and (D) the principal amount of the Loan prepaid.

(vi) Notwithstanding the foregoing, cash proceeds that would otherwise be required to be applied as a mandatory prepayment pursuant to clauses (b)(i), (ii) and (iv) above in any fiscal year (such amount, the “Reinvestment Eligible Funds”) shall not be required to be so applied to the extent that such Reinvestment Eligible Funds are used to replace, repair or restore or purchase any assets or property (excluding current assets but including, in the case of Insurance/Condemnation Proceeds, inventory) used or useful in the applicable Loan Party’s business; provided, however, that (A) no Default has occurred and is continuing on the date the applicable Loan Party receives such Reinvestment Eligible Funds, (B) the Parent notifies the Lender (the “Reinvestment Notice”), within ten (10) Business Days of receipt of such Reinvestment Eligible Funds, of the intent of the applicable Loan Party to use such Reinvestment Eligible Funds to replace, repair, restore or purchase assets or properties used or useful in such Loan Party’s business within a period specified in such notice, not to exceed 180 days after the date of receipt of such Reinvestment Eligible Funds, (C) such Reinvestment Eligible Funds are deposited in an account subject to a Control Agreement, (D) Reinvestment Eligible Funds received in respect of any Disposition permitted under clause (e) or clause (n) of the definition of Permitted Dispositions and so used to replace, repair or restore or purchase any such assets or property shall not exceed [***] in the aggregate and all such cash proceeds in excess thereof shall be applied to prepay the Obligations in accordance with clause (v) above, and (E) all Reinvestment Eligible Funds (other than those referred to in the immediately preceding clause (D) and those constituting Insurance/Condemnation Proceeds in respect of inventory) and so used to replace, repair or restore or purchase any such assets or property shall not exceed [***] in the aggregate and all such cash proceeds in excess thereof shall be applied to prepay the Obligations in accordance with clause (v) above; provided that if all or any portion of such Reinvestment Eligible Funds are not used within the period specified in the Reinvestment Notice, the remaining portion shall be applied to prepay the Obligations in accordance with clause (v) above.

(vii) Not less than three (3) Business Days prior to the date on which the Borrowers are required to make any mandatory prepayment pursuant to this clause (b), the Parent shall notify the Lender (and the Collateral Agent, in the case of a prepayment in full) of the amount of such prepayment and the Lender’s option to refuse such prepayment. The Lender may exercise such option by giving written notice to the Parent of its election to do so on or before the first Business Day prior to the date such mandatory prepayment is required (it being understood that if the Lender does not notify the Parent of its election to exercise such option on or before the first Business Day prior to such date, the Lender shall be deemed to have elected, as of such date, not to exercise such option). Unless expressly refused by the Lender in accordance with this clause (vii), the Borrowers shall make each mandatory prepayment by the applicable deadline set forth in this clause (b).

(c) Change of Control Mandatory Prepayment.

(i) The Parent shall provide the Lender and the Collateral Agent at least ten (10) Business Days’ prior written notice of a Change of Control (or if ten (10) Business Days’ prior written notice is not feasible, the maximum amount of time that is feasible). Upon the later of such Change of Control and the date that is ten (10) Business Days following such notice, the Borrowers shall prepay the outstanding principal amount of the Loan in full and pay Lender the amounts required in clause (ii) below, unless refused by the Lender pursuant to clause (iii) below.

(ii) Each prepayment of outstanding principal made pursuant to this Section 2.05(c) shall be accompanied by the payment of (A) accrued and unpaid interest to the date of such payment on the amount prepaid, (B) the Premium, if any, payable in connection with such prepayment of the Loan and (C) the applicable Exit Fee in respect of the principal amount being prepaid.

(iii) The Lender may exercise its option to refuse the mandatory prepayment pursuant to this clause (c) by giving written notice to the Parent of its election to do so on or before the fifth (5th) Business Day after receipt of the notice required by the foregoing clause (c)(i) (it being understood that if the Lender does not notify the Parent of its election to exercise such option by such date, the Lender shall be deemed to have elected, as of such date, not to exercise such option). Unless expressly refused by the Lender in accordance with this clause (iii), the Borrower shall make the mandatory prepayment by the deadline set forth in this clause (c).

(d) Application of Payments. After the occurrence and during the continuance of an Event of Default, if the Lender has elected to apply payments and other Proceeds of Collateral in accordance with Section 3.02(a), prepayments required under Section 2.05(b) shall be applied in the manner set forth in Section 3.02(a).

(e) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Premium & Fees.

(a) Premium and Exit Fee. In the event of (i) an optional prepayment of the Loan pursuant to Section 2.05(a), (ii) a mandatory prepayment of the Loan pursuant to Section 2.05(b) or Section 2.05(c), (iii) the repayment of the Loan on the Final Maturity Date (including pursuant to Section 2.03(b)), (iv) any other payment of the Loan, or any application of proceeds thereto or other reduction in principal amount thereof, prior to, on or after the Final

Maturity Date, for any reason, (other than, for the avoidance of doubt, scheduled payment of interest on each Payment Date) including (A) any acceleration of the Loans upon the election of the Lender after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 7.01(g), Section 7.01(h) or Section 7.01(q), automatically upon the occurrence thereof), (B) any foreclosure and sale of Collateral, (C) the sale of Collateral in any Insolvency Proceeding, or (D) any reorganization, compromise or restructuring of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender or profits lost by the Lender as a result of such prepayments, repayments, payments, applications or reductions, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender, the Borrowers shall pay to the Lender, for the account of the Lender, the Premium, if any, measured as of the date of any such prepayment, repayment, payment, application or reduction, as applicable, and an applicable Exit Fee in respect of the principal amount being prepaid, repaid, paid, applied or reduced. Each of the Premium and the Exit Fee shall be deemed fully earned as of the Effective Date. Notwithstanding the foregoing, no Premium shall be required to be paid to the Lender in connection with any mandatory prepayment resulting from casualty or condemnation events pursuant to Section 2.05(b)(ii).

(b) Loan Origination Fee. On the Effective Date, the Borrowers shall pay to the Lender a non-refundable loan origination fee equal to two million Dollars ($2,000,000), which shall be deemed fully earned when paid and which may be paid by netting the amount of such fee against the proceeds of the Loan (after giving effect to the original issue discount applicable to the Loan) as set forth in the Flow of Funds Memorandum.

(c) General. All premiums (including the Premium) and the Exit Fee shall be computed on the basis of the full stated principal amount of the Loan then outstanding (without giving effect to any original issue discount).

Section 2.07 Taxes.

For purposes of this Section 2.07, the term “applicable law” includes FATCA.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law or as otherwise provided in this Section 2.07. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent (as determined in the good faith discretion of the applicable Withholding Agent), then the applicable Withholding Agent shall be entitled to make such deduction or withholding in the minimum amount required by law and shall within the time period and in the amount required by law pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.07(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. A Lender shall promptly notify the Withholding Agent on becoming aware that applicable law requires the deduction or withholding of any Tax from any such payment in respect of a payment payable to that Lender (or that there is a change in the rate or the basis of any such Tax deduction or withholding).

(b) In addition, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (or, at the option of the Collateral Agent or the Lender, as applicable, timely reimburse it for the payment of any Other Taxes).

(c) Without duplication of any obligation under Section 2.07(a), the Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.07) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent by or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after the payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.07, such Loan Party or the Parent shall, if requested by the Lender, deliver to the Lender the original or a copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) (i) Any Lender that is entitled to an exemption from or a reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent, at the time or times reasonably requested by the Parent (or, with respect to UK Withholding Taxes, deliver to the Bermuda Borrower and the English Borrower or submit to the appropriate Governmental Authority (as relevant) within twenty (20) days after a written request by the Borrower, or, with respect to Irish Withholding Taxes, deliver to the Irish Borrower or submit to the appropriate Governmental Authority (as relevant) within twenty (20) days after a written request by the Irish Loan Party), such properly completed and executed documentation reasonably requested by the Parent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent, that will enable the Parent or applicable Loan Party to determine whether or not such Lender is subject to information reporting or U.S. federal backup withholding requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of any such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Notwithstanding anything to the contrary herein, a UK Treaty Lender shall be deemed to have satisfied the requirements of Section 2.07(e) if such Lender has either (x) notified each of the Borrowers in writing of its passport scheme reference number under the HMRC treaty passport scheme on or before the date such Lender becomes party to this Agreement; or (y) submitted an application for withholding tax relief that is correct and valid in all respects under the applicable income tax treaty to the appropriate tax authority and has sent a copy of such application to the Borrowers, in each case without regard to whether any direction required from HMRC has been obtained provided that, section 2.07(e)(ii)(y) shall cease to apply to the extent that HMRC has rejected the application referred to in (y) above, for whatever reason. The Parent shall duly complete and file HM Revenue & Customs Form DTTP2 in respect of the Loans (together with any other procedural formalities necessary to qualify for exemption from UK Withholding Tax) as soon as reasonably practicable following the date of this Agreement (or in respect of any subsequent Lender who is a UK Treaty Lender as soon as reasonably practicable following such Lender’s satisfaction of Section 2.07(e)(ii)(x)) and shall promptly deliver a copy of such filing to the Lender. The English Borrower and any other Borrower that is a UK tax resident shall duly complete and file HM Revenue & Customs Form DTTP2 in respect of the Loans (together with any other procedural formalities necessary to qualify for exemption from UK Withholding Tax) as soon as reasonably practicable following the date on which it becomes aware that it may be required to pay interest to the original Lender (or any subsequent Lender who is a UK Treaty Lender) on the Loans.

(f) The Lender agrees that if any form or certification it previously delivered to the Borrowers or to any tax authority (including, for the avoidance of doubt, any Lender’s HMRC passport scheme reference number under the HMRC treaty passport scheme, in accordance with Section 2.07(e)(ii) or any confirmation under Section 2.07(h) or (i)) expires or becomes obsolete, invalid or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent in writing of its legal inability to do so.

(g) If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent at the time or times prescribed by Law and at such time or times reasonably requested by the Parent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent as may be necessary for the Parent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Each Lender which becomes a party to this Agreement after the Effective Date shall confirm, prior to becoming party to such Agreement, for the benefit of the Borrower and without liability to any Loan Party, which of the following categories it falls in:

(i) not a Qualifying Bank; or

(ii) a Qualifying Bank.

(i) Each Lender shall confirm in writing in this Agreement (or, for any assignee, in the relevant Assignment and Acceptance), on or prior to becoming a party to this Agreement, to the Borrower, and without liability to any Loan Party, which of the following categories it falls in:

(i) UK Non-Treaty Lender (and an explanation of why it is a UK Non-Treaty Lender);

(ii) UK Treaty Lender (and, if the UK Treaty Lender holds a passport under the HMRC DT Treaty Passport scheme, and wishes that scheme to apply to this Agreement, shall also confirm its passport scheme reference number and its jurisdiction of tax residence); or

(iii) None of the above.

(j) All amounts expressed to be payable under a Loan Document by any Loan Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by any Lender to any Loan Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Loan Party).

(i) Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(ii) Any reference in this Clause 2.07(j) to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or any other similar provision in equivalent VAT legislation in any other Borrower jurisdiction).

(iii) In relation to any supply made by a Lender to any Loan Party under a Loan Document, if reasonably requested by such Lender, that Loan Party must promptly provide such Lender with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(k) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.07 (including by the payment of additional amounts pursuant to this Section 2.07) or if a UK Treaty Lender has received a Treaty Rebate in accordance with Section 2.07(l) as to which additional amounts have been paid to such UK Treaty Lender, it shall pay to the indemnifying party an amount equal to such refund or Treaty Rebate (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.07 with respect to the Taxes giving rise to such refund or Treaty Rebate), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid or credited by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (k) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or Treaty Rebate to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (k), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (k) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or Treaty Rebate had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(l) If a deduction of UK Withholding Tax is required by law to be made by a Loan Party to a UK Treaty Lender and such deduction is made and the Loan Party pays additional amounts to the UK Treaty Lender, in each case in accordance with Section 2.07(a), but the UK Treaty Lender is entitled to a repayment or rebate of the relevant UK Withholding Tax (a “Treaty Rebate”), by virtue of a relevant treaty, the UK Treaty Lender shall as soon as reasonably practicable following the written request to do so from the Loan Party, claim that Treaty Rebate; provided that the Loan Party shall be responsible for and indemnify the UK Treaty Lender on an after-tax basis for all costs and expenses (including legal and accounting fees) incurred by such UK Treaty Lender in connection with claiming the Treaty Rebate; provided further that a UK Treaty Lender shall not be required to claim a Treaty Rebate if in the UK Treaty Lender’s reasonable judgment claiming such Treaty Rebate would subject such UK Treaty Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such UK Treaty Lender.

(m) If in respect of a Loan extended to the Initial Borrowers, (A) a Lender assigns or transfers any of its rights or obligations with respect to such Loan or changes its lending office in respect of such Loan, and (B) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment (or increased payment) to the successor or assign or Lender acting through its new lending office under this Section 2.07 in respect of Taxes, then such successor or assign or Lender acting through its new lending office is only entitled to receive payment under this Section 2.07 to the same extent as the assigning or transferring Lender or Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred except to the extent of a Change in Law after such assignment, transfer or change.

(n) The Loan Parties shall not be obligated to gross up any payments to any Lender or to indemnify any Lender party pursuant to this Section 2.07, to the extent imposed as a result of (i) the failure of such Lender to deliver to the Parent (or other Loan Parties, as applicable) the forms or other documentation, as applicable to such Lender, as required pursuant to this Section 2.07, or (ii) certifications made in such forms, notifications or other documentation being untrue or inaccurate on the date delivered in any material respect; provided, however, that the Loan Parties shall be obligated to gross up any payments to any such Lender or to indemnify any such Lender pursuant to this Section 2.07 if any such failure to deliver a form, notification or other documentation or the failure of such form, notification or other documentation to establish a complete exemption from or reduction in applicable withholding Tax or inaccuracy or untruth contained therein resulted from a Change in Law occurring after the date on which such Lender became a Lender hereunder, which change rendered such Lender no longer legally entitled to deliver such form, notification or other documentation or otherwise no longer eligible for a complete exemption from or reduction in the applicable withholding Tax or rendered the information or certifications made in such form, notification or other documentation untrue or inaccurate in a material respect.

(o) Each Lender shall confirm in writing, prior to the payment date for any payment by an Irish Loan Party, which of the following categories it falls in:

(i) an Irish Treaty Lender;

(ii) a Irish Non-Treaty Lender;

(iii) neither an Irish Treaty Lender nor an Irish Non-Treaty Lender; and/or

(iv) it will become either an Irish Treaty Lender or an Irish Non-Treaty Lender on completion of certain procedural formalities.

(p) If a Lender fails to indicate its status in accordance with paragraph (o) above, until such time as that Lender has provided the relevant notifications to the Withholding Agent and the Irish Loan Party, the Withholding Agent and any Irish Loan Party shall be entitled to treat such Lender as not being an Irish Treaty Lender nor an Irish Non-Treaty Lender for all purposes under the Loan Documents.

(q) Following a request an Irish Loan Party in writing, a Lender shall provide to that Irish Loan Party any correct, complete and accurate information reasonably requested and available to the Lender necessary for that Irish Loan Party to comply with its obligations under Sections 891A, 891F and 891G TCA.

(r) The Lender and the Borrowers agree that the original Lender may provide confirmations and notifications under Section 2.07 as of the Effective Date pursuant to Schedule 2.07 and with respect to any subsequent Lender in an Assignment and Acceptance and that Schedule 2.07 and any Assignment and Acceptance will serve as confirmations and notifications under Section 2.07 to each Borrower.

(s) Each party’s obligations under this Section 2.07 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.08 Increased Costs and Reduced Return

(a) If the Lender shall have determined that any Change in Law shall (i) subject the Lender to any Taxes with respect to this Agreement or any Loan made by the Lender (other than Taxes that are (A) Indemnified Taxes, (B) Taxes described in any of clauses (b) through (f) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, the Lender or any Person controlling the Lender or (iii) impose on the Lender or any Person controlling the Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to the Lender of making or maintaining any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by the Lender for making or maintaining any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by the Lender hereunder, then, upon demand by the Lender, the Parent shall pay to the Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount.

(b) If the Lender shall have, in good faith, reasonably determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, the Lender’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on the Lender’s such other controlling Person’s capital to a level below that which the Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or the Lender’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, the Lender’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by the Lender, the Parent shall pay to the Lender from time to time such additional amounts as will compensate the Lender for such cost of maintaining such increased capital or such reduction in the rate of return on the Lender’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.08 shall bear interest from the date that is 10 days after the date of demand by the Lender until payment in full to the Lender at a rate per annum equal to the Interest Percentage. A reasonably detailed document of the Lender claiming compensation under this Section 2.08, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Parent, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender’s reasons for invoking the provisions of this Section 2.08, and shall be final and conclusive absent manifest error.

(d) The Lender shall give prompt notice to Borrower of any claim for additional amounts pursuant to this Section 2.08; provided, that any failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 2.08 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Parent shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 2.08 for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

APPLICATION OF PAYMENTS

Section 3.01 Payments; Computations and Statements. The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in Dollars and in immediately available funds, to the Loan Account. All payments received by the Lender after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. Subject to Section 2.07, all payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense (other than payment in full) to the Lender. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Lender of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 3.02 Apportionment of Payments.

(a) Except as otherwise expressly provided herein or as previously agreed with the Lender in writing, the Lender shall apply all payments in respect of any Obligations and proceeds of the Collateral, subject to the provisions of this Agreement (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Collateral Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Lender until paid in full; (iii) third, ratably to pay interest then due and payable in respect of the Loans until paid in full; (iv) fourth, ratably to pay principal of the Loans and the Obligations in respect of the Premium, if any, and the Exit Fee then due and payable to the Lender until paid in full; (v) fifth, to the ratable payment of all other Obligations then due and payable until paid in full; and (vi) sixth, to Borrower or such other Person entitled thereto under applicable law (as determined by the Lender in its reasonable judgment or as directed by a court of competent jurisdiction).

(b) In each instance, so long as no Event of Default has occurred and is continuing and except as otherwise expressly provided herein, Section 3.02(a) shall not be deemed to apply to any payment by the Borrowers specified by the Borrowers to the Lender to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Loan in accordance with the terms and conditions of Section 2.05.

(c) For purposes of Section 3.02(a) (other than clause (iv) thereof), “paid in full” means, with respect to any Obligations, payment in cash of all amounts owing under the Loan Documents in respect of such Obligations, including, as applicable, loan fees, exit fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, principal, premium, expense reimbursements and indemnities, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (iv), “paid in full” means payment in cash of all amounts owing under the Loan Documents in respect of such Obligations according to the terms thereof, including, as applicable, loan fees, exit fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, principal, premium, expense reimbursements and indemnities (specifically including in each case of the foregoing which would accrue after the commencement of any Insolvency Proceeding), whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 3.02 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.02 shall control and govern.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01 Conditions Precedent to Effectiveness. The Commitment shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Lender or waived by the Lender:

(a) Payment of Fees, etc. The Borrowers shall have paid (or made arrangements to have paid) on or before the Effective Date all fees, costs and expenses then payable pursuant to Section 2.06 and Section 10.04, including the fees, costs and expenses set forth in the Flow of Funds Memorandum.

(b) Representations and Warranties; No Default. The following statements shall be true and correct as of the Effective Date: (i) the representations and warranties contained in Article V of this Agreement and in each other Loan Document, certificate or other writing delivered to the Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and (ii) no Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the Loan and the pledge of Collateral shall not contravene any law, rule or regulation applicable to any Loan Party or the Lender.

(d) Delivery of Documents. The Lender shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Lender and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) this Agreement, duly executed by each of the parties thereto;

(ii) each Security Document, duly executed by the applicable Loan Party and each other Person to be party thereto;

(iii) financing statements in form appropriate for filing (on Form UCC-1 or otherwise) in such office or offices as may be necessary or, in the sole discretion of the Lender, desirable to perfect the security interests purported to be created by each Security Document (to the extent such security interest can be perfected by the filing of such financing statements);

(iv) the delivery to the Collateral Agent (or its designee) of any certificates evidencing Equity Interests in each Loan Party (other than the Parent), together with appropriate endorsements;

(v) the results of searches for any effective UCC financing statements, tax Liens, judgment Liens, bankruptcy filings or other court proceedings, as the Lender shall have reasonably requested, filed against or naming any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Lender) or bankruptcy filings or other court proceedings (other than court proceedings acceptable to Lender);

(vi) a Perfection Certificate, duly executed by each Loan Party and completed in a manner reasonably satisfactory to the Lender;

(vii) the Flow of Funds Memorandum;

(viii) the Warrants (contemporaneously with the closing on the Effective Date);

(ix) the Senior Lender Intercreditor Agreement;

(x) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents and the other Transactions to which such Loan Party is or will be a party and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xi) a certificate of an Officer of each Loan Party, certifying the names and true signatures of the Officers of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Officers;

(xii) a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party, other than in the case of the English Borrower and the Irish Borrower, certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing or qualification of such Loan Party in such jurisdictions;

(xiii) a true and complete copy of the charter or bye-laws, certificate of formation or incorporation, certificate of limited partnership or other publicly filed Governing Document of each Loan Party (as applicable), other than in the case of the Irish Borrower, certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction and it is common practice in such jurisdiction for such document to contain the organizational number;

(xiv) a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Officer of such Loan Party;

(xv) an opinion of Cooley LLP counsel to the Loan Parties as to such matters as the Lender may reasonably request;

(xvi) a capacity opinion of Cooley (UK) LLP counsel to the Loan Parties;

(xvii) an enforceability opinion of TLT LLP counsel to the Lender;

(xviii) an opinion of VISCHER AG counsel to the Loan Parties as to such matters as the Lender may reasonably request;

(xix) an opinion of Conyers Dill & Pearman Limited, counsel to the Loan Parties as to such matters as the Lender may reasonably request;

(xx) a capacity opinion of A&L Goodbody, counsel to the Loan Parties;

(xxi) an enforceability opinion of Matheson, counsel to the Lender;

(xxii) a certificate of an Officer of each Loan Party, certifying as to the matters set forth in Section 4.01(b), (e), (f) and (g);

(xxiii) a certificate of the principal financial or accounting officer of the Parent, certifying as to the solvency of the Loan Parties taken as a whole after giving effect to the Transactions, which certificate shall be in form and substance reasonably acceptable to the Lender;

(xxiv) evidence of the insurance coverage required by Section 5.21 and the terms of each Security Document, in each case, with such endorsements as to the named insured or lender loss payees thereunder as the Lender may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Lender and each such named insured or lender loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Lender may reasonably request;

(xxv) certificates of an Officer of each Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents;

(xxvi) the consolidated financial statements of the Parent referred to in Section 5.14(a) and (b);

(xxvii) the Projections referred to in Section 5.14(c); and

(xxviii)such other agreements, instruments, approvals, and other documents, each satisfactory to the Lender in form and substance, as the Lender may reasonably request in advance, including in respect of any “know-your-customer” requirements, Anti-Money Laundering Laws and Anti-Corruption Laws.

(e) Material Adverse Effect. No event or development shall have occurred since March 31, 2020 which has had a Material Adverse Effect.

(f) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the Transactions or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect, including the requisite consent of NovaQuest under the NovaQuest Funding Agreement.

(g) No Claims. There shall exist no claim, action, suit, investigation, litigation or proceeding (including shareholder or derivative litigation), threatened in writing or pending in any court or before any arbitrator or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(h) Pay-off. The Parent shall have made arrangements in form and substance satisfactory to Lender to pay in full the Hercules Credit Facility on or prior to the Effective Date from the proceeds of the Loan (net of any original issue discount, fees and expenses), terminate the Hercules Credit Facility and ensure the prompt release of collateral thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Lender and the Collateral Agent as follows:

Section 5.01 Organization; Power; Authorization; Enforceability. Except as set forth on Schedule 5.01 to the Disclosure Letter, each Loan Party has been duly organized or incorporated (as applicable), is validly existing and is in good standing under the Laws of its jurisdiction of organization or incorporation (as applicable and only to the extent such concept exists in its jurisdiction of incorporation) and has obtained all licenses, permits, franchises and other governmental authorizations necessary to carry on its business as now being conducted, except where the failure to have obtained such licenses, permits, franchises and other governmental authorizations would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is duly licensed or qualified to do business in good standing in each jurisdiction in which such license or qualification is required by Law for the business it is now conducting except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has the requisite corporate power and authority to own, lease or operate the properties and assets it purports to own, lease or operate, to carry on its business as presently conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party except where the failure to have such power and authority to own, lease or operate such properties and assets and carry on such business would not reasonably be expected to have a Material Adverse Effect. Each Loan Document to which any Loan Party is a party has been duly authorized, executed and delivered by such Loan Party and constitutes the valid, legally binding and, assuming due authorization, execution and delivery by all other parties thereto (subject to the Perfection Requirements and general equitable principles, insolvency, liquidation, reorganization and other Laws of general application relating to creditors’ rights and, in the case of each Irish Loan Party, to the Legal Reservations), enforceable obligation of such Loan Party.

Section 5.02 Governmental and Third Party Authorizations. No exemption from, notice to, registration, filing or declaration with, or consent, approval or authorization of, any Governmental Authority or any other Person is required in connection with (a) the execution or delivery by any Loan Party of any Loan Document to which it is a party or the performance of obligations by any Loan Party under any Loan Document to which it is a party, (b) the transactions contemplated by the Loan Documents, (c) the grant by any Loan Party of any security interest or other Lien granted or purported to be granted by it pursuant to the Security Documents or (d) the perfection of the Liens created under the Security Documents, other than (i) such exemptions, notices, registrations, filings, declarations, consents, approvals and authorizations as shall have been taken, given, made or obtained and are in full force and effect as of the Effective Date, in each case, as set forth in Schedule 5.02 to the Disclosure Letter, (ii) such filings required to be made after the Effective Date under applicable federal, state and foreign securities Laws, including applicable state “blue sky” filings, (iii) the filing of financing statements under the UCC, recordings of mortgages, recordings with the PTO and any other recordings (including in any applicable non-U.S. jurisdiction) required to perfect, or maintain perfection of, a security interest in the Collateral (including under section 409 of the Companies Act 2014 of Ireland), and (iv) such exemptions, notices, registrations, filings, declarations, consents, approvals and authorizations, as the case may be, the failure of which to take, give, make or obtain would not have a Material Adverse Effect.

Section 5.03 No Conflicts. The execution and delivery by each Loan Party of each Loan Document to which it is a party, the performance of obligations by each Loan Party under each Loan Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene the terms of the Governing Documents of any Loan Party, (b) violate any Law, determination or award applicable to any Loan Party or its properties or assets, (c) conflict with or result in the breach of, or constitute a default, result in the acceleration of any obligation or require any payment to be made under, any agreement binding on any Loan Party or any of its properties or assets or (d) result in or require the creation or imposition of any Lien (other than any Permitted Lien) upon or with respect to any of the properties or assets of any Loan Party, except in the case of clause (b), clause (c) and clause (d) where such violation, conflict, breach, default, acceleration, payment, creation or imposition would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Compliance with Laws. Each Loan Party is in compliance with the Laws applicable to it or to its properties or assets, except in such instances in which the failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 No Material Adverse Change. Since March 31, 2020, there has not been (a) any material adverse change in the business, properties, financial condition or operations of the Loan Parties taken as a whole, (b) any transaction that is material to the Loan Parties taken as a whole, (c) any obligation or liability, direct or contingent (including any off-balance sheet obligation), incurred by any Loan Party that is material to the Loan Parties taken as a whole, (d) except as set forth on Schedule 5.05 to the Disclosure Letter, any material change in the share capital, capital stock or outstanding indebtedness of any Loan Party or (e) any dividend or distribution of any kind declared, paid or made on the share capital or capital stock of any Loan Party.

Section 5.06 Equity Interests. Schedule 5.06 to the Disclosure Letter sets forth a complete and accurate list, as of the Effective Date, of the ownership of each Loan Party’s Equity Interests, the address of each Loan Party’s principal place of business and each Loan Party’s U.S. taxpayer identification number. All of the outstanding Equity Interests in each of the Loan Parties (other than the Parent) have been duly authorized and validly issued and are fully paid and non-assessable. The Parent does not have any Subsidiaries other than the Loan Parties.

Section 5.07 Investment Company Act Matters. Before and after giving effect to the Transactions, no Loan Party will be an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act.

Section 5.08 Use of Proceeds; Margin Regulations. No part of the proceeds from the Loans pursuant to the Loan Documents will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve any Loan Party in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221). As used in this Section 5.08, the terms “margin stock” and “purpose of purchasing or carrying” shall have the meanings ascribed to them in said Regulation U.

Section 5.09 Compliance with ERISA. Each Plan maintained by each Loan Party has been operated and administered in compliance with all applicable Laws except in such instances in which the failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Loan Party nor any ERISA Affiliate has incurred any liability or penalty pursuant to Title I or IV of ERISA or (with respect to its Plans) pursuant to the Code, and there are no pending or, to the Knowledge of the Loan Parties, threatened claims, actions or lawsuits by any Governmental Authority with respect to any Plan maintained by such Loan Party, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No Loan Party nor any ERISA Affiliate currently maintains, or has in the last six years maintained, a pension plan that is subject to Title IV of ERISA. No Loan Party maintains, operates or administers any Plans that cover employees, officers, directors or independent contractors located primarily outside of the United States or Switzerland. The execution and delivery of this Agreement and the transactions contemplated hereby and under the other Loan Documents will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Sections 4975(c)(1)(A)-(D) of the Code.

Section 5.10 Tax Matters. Each Loan Party is a corporation for U.S. federal income tax purposes and has never filed any tax return or related report under any name other than its legal name at the time of filing. Each Loan Party has (a) timely filed or caused to be timely filed all material tax returns required by Law to be filed and all such tax returns are true and correct in all material respects and (b) duly and timely paid or caused to be timely paid all material taxes, assessments, governmental fees and other governmental charges levied or imposed upon it or its properties, assets or income otherwise due and payable, except (i) those that are being contested in good faith by appropriate action and for which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the Knowledge of the Loan Parties, proposed tax assessment, deficiency or audit against any Loan Party. No Loan Party has any outstanding tax liens (other than Permitted Liens).

Section 5.11 No Defaults. On the Effective Date, there exists no Event of Default or any event that would constitute a Default or an Event of Default under this Agreement.

Section 5.12 Absence of Litigation. Except as set forth on Schedule 5.12 to the Disclosure Letter, there are no actions, suits, proceedings, claims, disputes or investigations at law or in equity, in arbitration or before any Governmental Authority pending or, to the Knowledge of the Loan Parties, threatened (in writing) against any Loan Party that (a) seek to prevent, alter or delay the consummation of the transactions contemplated by the Loan Documents or (b) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.13 Solvency. No step has been taken or is currently intended to be taken by any Loan Party or, to the Knowledge of the Loan Parties, any other Person for the winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of such Loan Party or all or any of such Loan Party’s properties or assets. Immediately after the consummation of the other Transactions on the Effective Date, no Loan Party will be rendered insolvent within the meaning of 11 U.S.C. 101(32), the Insolvency Act 1986 or any other applicable insolvency laws or regulations or be unable to pay its debts as they mature.

Section 5.14 Financial Statements; Projections.

(a) The audited financial statements of the Parent for the years ended March 31, 2020, March 31, 2019 and March 31, 2018 have been delivered to the Lender and (A) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby except as disclosed in the notes thereto and (B) fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the dates thereof and the results of operations of the Parent and its Subsidiaries on a consolidated basis for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby except as disclosed in the notes thereto.

(b) The unaudited financial statements of the Parent for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020 (A) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby except as disclosed in the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP and (B) fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries on a consolidated basis as of the dates thereof and the consolidated results of operations of the Parent and its Subsidiaries on a consolidated basis for the periods covered thereby and in accordance with GAAP consistently applied throughout the periods covered thereby except for normal yearend adjustments and as disclosed in the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP.

(c) On and as of the Effective Date, the Projections are based on good faith estimates and assumptions made by the management of the Parent believed to be reasonable at the time made; provided, however, that the Projections are not to be viewed as facts or as a guarantee of performance and are subject to significant uncertainties and contingencies, that no assurance can be given that any particular Projection will be realized and that actual results during the period or periods covered by the Projections may differ materially from such Projections.

Section 5.15 Existing Indebtedness. Schedule 5.15 to the Disclosure Letter sets forth a complete list of the following types of indebtedness of each Loan Party outstanding as of the Effective Date: (a) indebtedness in respect of borrowed money; (b) any other obligation of such Loan Party to be liable for, or to pay, as obligor, guarantor or otherwise, on the indebtedness for borrowed money of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and (c) to the extent not otherwise included, indebtedness for borrowed money of another Person secured by a Lien on any asset owned by such Person (whether or not such indebtedness for borrowed money is assumed by such Person).

Section 5.16 Material Contracts. Schedule 5.16 to the Disclosure Letter sets forth a complete list of all Material Contracts to which any Loan Party is a party. All such Material Contracts are in full force and effect and constitute the valid, legally binding and (subject to general equitable principles, insolvency, liquidation, reorganization and other Laws of general application relating to creditors’ rights) enforceable obligation of such Loan Party and, to the Knowledge of the Loan Parties, all other parties thereto, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Loan Parties, there are no oral waivers or modifications (or pending requests therefor) in respect of such Material Contracts, except as would not reasonably be expected to have a Material Adverse Effect. No Loan Party is in breach or default under or with respect to any Material Contract except where such breaches or defaults would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Loan Parties, no other Person party to any such Material Contract is in default thereunder except where such default would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Loan Parties, no party to any such Material Contract has given any notice of termination or breach of any such Material Contract.

Section 5.17 Properties. Each Loan Party has good and marketable title to, or valid leasehold interests in or rights to use, all of its tangible properties and assets material to its business as presently conducted, free and clear of all Liens other than Permitted Liens. No Loan Party owns any real property. Schedule 5.17 to the Disclosure Letter sets forth a complete and accurate list of all leases of real property to which any Loan Party is party (whether as lessor, lessee or otherwise), showing as of the date hereof the street address, county and state (or other relevant jurisdiction), lessor, lessee and expiration date. To the Knowledge of the Loan Parties, the lease in respect of any real property held by such Loan Party under lease has been duly authorized, executed and delivered by all parties thereto and constitutes the valid, legally binding and (subject to general equitable principles, insolvency, liquidation, reorganization and other Laws of general application relating to creditors’ rights) enforceable obligation of all parties thereto except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Intellectual Property; New Drug Application.

(a) Other than in China, the Swiss Borrower owns, free and clear of all Liens (other than Permitted Liens), the Product, including the future life-cycle products under Development by a Loan Party as of the Effective Date and all of the Intellectual Property that is reasonably necessary for the operation of its business as presently conducted and that is reasonably necessary for the commercialization of the Product (provided, that with respect to Intellectual Property that is related to the future life-cycle products under Development by a Loan Party as of the Effective Date, such representation is qualified to the Knowledge of the Loan Parties), except for the failure to own or license that would not reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Loan Parties, no product, process, method, substance, part or other material presently employed by the Swiss Borrower (including in respect of the Product) material to its business as presently conducted infringes upon or misappropriates any valid and enforceable rights held by any other Person. No claim or litigation regarding any of the foregoing is pending against any Loan Party or, to the Knowledge of the Loan Parties, threatened (in writing).

(b) Schedule 5.18 to the Disclosure Letter contains a complete list of all Patents that are owned by or licensed to each Loan Party, in each case that are material or necessary to the Development or Commercialization of the Product as of the Effective Date (the “Relevant Patents”) and all Patent licenses granting rights to such Loan Party to such licensed Patents. The Swiss Borrower holds all right, title and interest in and to the Relevant Patents, free and clear of any Lien (except for Permitted Liens) and has requisite power and authority, and all necessary third party consents or approvals, including from any Governmental Authority, to grant a security interest in such Relevant Patents owned by the Swiss Borrower as contemplated in the Loan Documents. The Swiss Borrower has made, or is in the process of making, all necessary recordings with the PTO and equivalent non-U.S. intellectual property offices in respect of the Relevant Patents owned by the Swiss Borrower to protect and maintain ownership of such Relevant Patents. To the Knowledge of the Loan Parties, at least one claim of the Relevant Patents that has issued or granted by a governmental patent office is valid and enforceable. To the Knowledge of the Loan Parties, there are no litigation, interference or opposition proceedings pending or threatened (in writing) relating to the Relevant Patents that would have a material adverse impact on any of the Relevant Patents. To the Knowledge of the Loan Parties, there is no third party infringing on any Intellectual Property or proprietary right in relation to the Relevant Patents. All patent applications owned by the Swiss Borrower that are material or necessary to the commercialization of the Product other than in China are being diligently prosecuted by the Swiss Borrower, and the Swiss Borrower duly maintains those Relevant Patents that have issued and are owned by it. No Loan Party has been notified in writing of any actions by any Governmental Authority challenging the validity or enforceability of any of the issued Relevant Patents.

(c) Except as set forth on Schedule 5.18(c) to the Disclosure Letter, the Loan Party’s (i) own or hold each new drug application or abbreviated new drug application in respect of the Product and (ii) have not granted or assigned to any other Person, directly or indirectly, any rights to any other Person under any such new drug application or abbreviated new drug application.

Section 5.19 Environmental Matters. Except as set forth on Schedule 5.19 to the Disclosure Letter and would not have a Material Adverse Effect, to the Knowledge of the Loan Parties: (a) each Loan Party and its respective business, operations, properties and assets are in compliance with, and no Loan Party has any liability under, any applicable Environmental Law; (b) each Loan Party has obtained (or applied for, with a reasonable likelihood of obtaining) all Environmental Permits required for the conduct of its respective business and operations and the ownership, operation and use of its respective properties and assets under Environmental Laws, and all such Environmental Permits are valid and in good standing; (c) there has been no Release or threatened Release of Hazardous Material on, at, under or from any properties or assets presently or formerly owned, leased or operated by such Loan Party or its respective predecessors in interest that would reasonably be expected to result in liability to such Loan Party under any applicable Environmental Law; (d) there is no Environmental Claim pending or threatened against such Loan Party or relating to the properties or assets currently or formerly owned, leased or operated by such Loan Party or its predecessors in interest or relating to the operations of such Loan Party, and there are no actions, activities, circumstances, conditions, events or incidents that would reasonably be expected to form the basis of such an Environmental Claim; (e) no Person with an indemnity or contribution obligation to any Loan Party relating to compliance with or liability under any Environmental Law is in default with respect to such obligation; and (f) no Loan Party is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Loan Party is conducting or financing any Response pursuant to any Environmental Law or has refused or failed to conduct or finance any Response required by Environmental Law. To the Knowledge of the Loan Parties, no properties or assets owned, operated or leased by any Loan Party and no properties or assets formerly owned, operated or leased by such Loan Party or any of its respective predecessors in interest is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or included on any similar list maintained by any Governmental Authority, including any such list relating to petroleum. No Lien has been recorded or, to the Knowledge of the Loan Parties, threatened in writing under any Environmental Law with respect to any properties or assets of such Loan Party.

Section 5.20 Labor Matters. No Loan Party is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by such Loan Party, and, to the Knowledge of the Loan Parties, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would affect such Loan Party. There are no material controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Loan Parties, threatened between such Loan Party and any of its employees. There are no unfair labor practice complaints pending against any Loan Party before any Governmental Authority or, to the Knowledge of the Loan Parties, any current union representation questions involving employees of such Loan Party, in each case that would reasonably be expected to have a Material Adverse Effect. Each Loan Party is currently in compliance with all applicable Laws relating to employment and labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.21 Insurance. Each Loan Party maintains, with insurance companies that are financially sound and reputable, such public liability insurance, business interruption insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of its respective properties and assets as are customarily carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such other Persons to maintain under similar circumstances in similar businesses.

Section 5.22 Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws.

(a) No Loan Party nor, to the knowledge upon due inquiry of the Loan Parties, any of its respective Affiliates, directors, officers, employees, agents or representatives is in violation of any Anti-Money Laundering Laws. No Loan Party nor, to the knowledge upon due inquiry of the Loan Parties, its respective Affiliates is a Person, or is owned or controlled by a Person that is, (a) listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (b) named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, (c) the subject of any sanctions laws, regulations or programs administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or (d) located, organized or resident in a country, territory or region that is the subject of comprehensive territorial Sanctions (currently including the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria). The proceeds from the Loans will not be used (a) to fund or facilitate any activities or business of or with any Person who, at the time of such funding or facilitation, is (i) the subject of Sanctions or (ii) located, organized or resident in any country or territory that is the subject of comprehensive Sanctions; or (b) in any other manner that will result in a violation of Sanctions by any Person. Each Loan Party and its respective Affiliates, directors, officers, employees, agents and representatives is and has been in compliance with, Sanctions and the Anti-Money Laundering Laws.

(b) No Loan Party nor, to the knowledge upon due inquiry of the Loan Parties, any of its respective Affiliates, directors, officers, employees, agents or representatives has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain business or otherwise to secure any improper advantage. Each Loan Party has conducted its business in compliance with the Anti-Corruption Laws and maintains policies and procedures reasonably designed to promote and achieve compliance with such laws. No Loan Party will directly or indirectly, use the proceeds from the Loans for the purpose of financing or facilitating any activity that would violate the Anti-Corruption Laws.

Section 5.23 Licenses and Permits. Except as set forth on Schedule 5.23 to the Disclosure Letter, each Loan Party possesses all permits, licenses, approvals, consents and other authorizations (collectively, “Permits”) issued by the appropriate Governmental Authorities necessary to conduct the business now operated by it, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party is in compliance with the terms and conditions of all such Permits and all such Permits are valid and in full force and effect, except, in each case, where the failure so to comply or where the invalidity of such Permits or the failure of such Permits to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect. No Loan Party has received any written notice of proceedings relating to the revocation or material modification of any such Permits. Except as would not, individually or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect, no Loan Party has received any written notice of adverse filing, warning letter, untitled letter or other correspondence or written notice in respect of the Product from FDA or any other relevant regulatory authority or other Governmental Authority alleging or asserting noncompliance with FFDCA or similar U.S. federal or state or non-U.S. Law.

Section 5.24 Regulatory Filings. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) each Loan Party is and has been in compliance with applicable health care Laws, including the FFDCA and the U.S. Anti-Kickback Statute (42 U.S.C. 1320a-7b(b)) (collectively, “Health Care Laws”), (b) each Loan Party possesses all licenses, certificates, approvals, clearances, authorizations and permits and supplements or amendments thereto required by any such Health Care Laws and/or to carry on its businesses as now or proposed to be conducted (“Health Care Authorizations”), such Health Care Authorizations are valid and in full force and effect and no Loan Party is in violation of any term of any such Health Care Authorizations, (c) no Loan Party has received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority alleging that any product, operation or activity is in violation of any Health Care Laws or Health Care Authorizations or has any knowledge that any such Governmental Authority or third party is considering any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action, (d) to the Knowledge of the Loan Parties, no Loan Party has received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Health Care Authorizations or has any knowledge that any such Governmental Authority is considering such action and (e) each Loan Party has filed, maintained and submitted all reports, documents, forms, notices, applications, records, claims and submissions and supplements or amendments thereto as required by any Health Care Laws or Health Care Authorizations, and all such reports, documents, forms, notices, applications, records, claims, submissions, supplements and amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission).

Section 5.25 Clinical Trials. To the Knowledge of the Loan Parties, the pre-clinical and clinical studies and trials conducted by or on behalf of such Loan Party in respect of the Product have been and, if still pending, are being conducted in all material respects with reasonable care and in accordance in all material respects with the protocols submitted to the FDA or comparable Governmental Authorities and all Health Care Laws and Health Care Authorizations. No Loan Party has received any written notice or correspondence from any Governmental Authority requiring the termination, suspension or material (as determined by such Loan Party giving due consideration to modifications in the ordinary course of dealing with the FDA or other applicable regulatory agencies) modification of any pre-clinical or clinical study or trial conducted by or on behalf of such Loan Party in respect of the Product.

Section 5.26 Internal Controls. The Parent’s independent registered public accounting firm and the audit committee of the board of directors of the Parent have been advised of (a) all significant deficiencies, if any, in the design or operation of internal controls that could adversely affect the Parent’s ability to record, process, summarize and report financial data and (b) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Parent’s internal controls. All “material weaknesses” (as defined in Rule 1-02(a)(4) of Regulation S-X under the Securities Act) of the Parent, if any, have been identified to the Parent’s independent registered public accounting firm and are set forth on Schedule 5.26 to the Disclosure Letter. Since the end of the Parent’s most recent audited fiscal year, except as set forth on Schedule 5.26 to the Disclosure Letter, there have been no material changes in internal controls or in other factors that could significantly affect internal controls.

Section 5.27 Accounting Controls. Except as set forth on Schedule 5.27 to the Disclosure Letter, the Parent has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.28 Existing Investments. Except as set forth on Schedule 5.28 to the Disclosure Letter, no Loan Party has any outstanding Investments as of the Effective Date.

Section 5.29 Security Documents. The representations and warranties of each Loan Party in each Security Document to which such Loan Party is a party are true and correct as of the date of such Security Document, except to the extent that any such untrue or incorrect statement, individually or in the aggregate, would not have a material adverse effect on the Collateral or the perfection or priority of the Liens therein.

Section 5.30 Proper Legal Form. Subject to the Perfection Requirements and except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and, subject in the case of each Irish Loan Party, to the Legal Reservations, the Loan Documents are in proper legal form under the laws of each Specified Jurisdiction to be valid, legal, effective, enforceable or admissible into evidence in the courts of each Specified Jurisdiction except for any other procedural steps that have been taken or that can be taken at any time without significant expense or delay and without prejudice to any rights or remedies the Lender may have under the Loan Documents.

Section 5.31 Security Interests. Subject to the Perfection Requirements and, in the case of each Irish Loan Party, the Legal Reservations, each Security Document creates in favor of the Lender, a legal, valid and enforceable Lien in the Collateral secured thereby except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Upon the filing of the financing statements (on Forms UCC-1 or otherwise) described in Section 4.01(d), such security interests in and Liens on the Collateral granted thereby shall be perfected, to the extent perfection can be accomplished through such filings, agreements or recordings, security interests (subject to Permitted Liens), and, except as contemplated by any Security Document, if any, no further recordings, notices or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens (other than, in the case of an Irish Loan Party, the filings required under section 409 of the Companies Act 2014 of Ireland and in respect of the English Borrower, the filings required under the Companies Act 2006).

Section 5.32 Non-Bank Rules. The Swiss Borrower is in compliance with the Non-Bank Rules; provided that the Swiss Borrower shall not be in breach of this representation if its number of creditors that are not Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank, (b) failed to comply with its obligations under Section 10.07(b)(iv) of this Agreement or (c) ceased to be a Qualifying Bank other than as a result of any Change in Law after the date it became a Lender under this Agreement. For the purpose of the Swiss Borrower’s compliance with the 20 Non-Bank Rule under this Section 5.32, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Lenders).

Section 5.33 Disclosure. The written information furnished by or on behalf of the Loan Parties to the Lender or the Collateral Agent in connection with the transactions contemplated by this Agreement on or prior to the Effective Date, taken as a whole, does not contain a material misstatement of fact and does not omit any material fact necessary to make such information not materially misleading as of such date; provided that, no representation or warranty is made as to the Projections or other forward looking statements or information of a general economic or industry-specific nature.

ARTICLE VI

COVENANTS OF THE LOAN PARTIES

Until the Obligations are Paid In Full, each Loan Party agrees that, unless the Lender shall otherwise consent in writing:

Section 6.01 Reports and Other Information.

(a) Quarterly and Annual Financials.

(i) The Parent shall deliver to the Lender, within 60 days (or, following any Qualified IPO or Ultimate Parent Spinout, such earlier date on which the Parent is required to file a Form 10-Q under the Exchange Act, if applicable, after giving effect to any extension made in compliance with Rule 12b-25 under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, beginning with the fiscal quarter ending June 30, 2021, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and (in respect of the second and third fiscal quarters of such fiscal year) for the then-elapsed portion of the Parent’s fiscal year, setting forth in each case in comparative form the figures for the comparable period or periods in the previous fiscal year, all prepared in accordance with GAAP; provided, however, that the Parent shall be deemed to have made such delivery of such consolidated financial statements following any Qualified IPO or Ultimate Parent Spinout if such consolidated financial statements shall have been made available for free within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC); provided, further, however, that the Lender shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR (or its successor). Such consolidated financial statements shall be certified by a Financial Officer as, to his or her knowledge, fairly presenting, in all material respects, the consolidated financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited consolidated financial statements referred to under Section 6.01(a)(ii), subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, if the Parent or any of its Subsidiaries has made an Acquisition, the financial statements with respect to an acquired entity need not be included in the consolidated quarterly financial statements required to be delivered pursuant to this Section 6.01(a)(i) until the first date upon which such quarterly financial statements are required to be so delivered that is at least 90 days after the date such acquisition is consummated; and

(ii) The Parent shall deliver to the Lender within 120 days (or, following a Qualified IPO or Ultimate Parent Spinout, such earlier date on which the Parent is required to file a Form 10-K under the Exchange Act, if applicable, after giving effect to any extension made in compliance with Rule 12b-25 under the Exchange Act) after the end of each fiscal year of the Parent, beginning with the fiscal year ending March 31, 2021, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, with such consolidated financial statements to be audited and accompanied by (x) a report and unqualified opinion of the Parent’s independent certified public accounting firm of recognized standing in the United States (which report and opinion shall be prepared in accordance with GAAP), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Parent as of the dates and for the periods specified in accordance with GAAP; and (y) following a Qualified IPO or Ultimate Parent Spinout (if and only if the Parent is required to comply with the internal control provisions pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring an attestation report of such independent certified public accounting firm) an attestation report of such independent certified public accounting firm as to the Parent’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 attesting that such internal controls meet the requirements of the Sarbanes-Oxley Act of 2002; provided, however, that the Parent shall be deemed to have made such delivery of such consolidated financial statements if such consolidated financial statements shall have been made available for free within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC); provided, further, however, that the Lender shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR (or its successor).

(b) Compliance with Agreement. The Parent shall deliver to the Lender, concurrently with the delivery of the annual financial statements provided for in 6.02(a)(ii), commencing with respect to the fiscal year ending March 31, 2021, an Officers’ Certificate certifying that to each such Officer’s actual knowledge there is no Default that has occurred and is continuing or, if either such Officer does know of any such Default, such Officer shall include in such certificate a description of such Default and its status with particularity.

(c) Information During Default. The Parent shall deliver to the Lender, promptly, such additional information regarding the business or financial affairs of the Parent or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Lender may from time to time reasonably request during the existence of any Default (subject to reasonable requirements of confidentiality (which shall not prohibit or otherwise prevent the delivery of any written notice of such Default under this Agreement), including requirements imposed by law or contract; and provided that the Parent shall not be obligated to disclose any information that is reasonably subject to the assertion of attorney-client privilege).

(d) Notice of Product Claims. The Parent shall deliver to the Lender any written notice of any action, claim, investigation or proceeding (commenced or threatened in writing) by or before any Governmental Authority related to the Product or the Product Assets (other than prosecution with the PTO in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect together with any related materials no later than ten (10) Business Days after receipt by the Parent.

(e) Additional Information. Promptly upon written request, the Parent shall deliver such other information concerning the financial condition or operations of any Loan Party as the Lender or Collateral Agent may from time to time reasonably request.

Section 6.02 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) No Loan Party shall, directly or indirectly, Incur any Indebtedness or issue any shares of Disqualified Stock or Preferred Stock; provided that such prohibition shall not apply to:

(i) the Incurrence by the Loan Parties of Indebtedness Incurred pursuant to this Agreement;

(ii) the Incurrence by the Swiss Borrower and each Loan Party that is a “Responsible Party” (as defined in the RIPSA or the NovaQuest Funding Agreement, as applicable) of liabilities and obligations (x) under the RIPSA or (y) the NovaQuest Funding Agreement to the extent such liabilities and obligations constitute Indebtedness hereunder;

(iii) Indebtedness (including Capitalized Lease Obligations) Incurred by any Loan Party to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (iii), does not exceed [***] at any one time;

(iv) Indebtedness Incurred by any Loan Party constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or in connection with the maintenance of, or pursuant to the requirements of, environmental permits or licenses from Governmental Authorities;

(v) Hedging Obligations of any Loan Party that are incurred in the ordinary course of business and not for speculative purposes but for the purpose of fixing or hedging interest rate risk with respect to any floating-rate Indebtedness permitted under this Section 6.02 or currency exchange rate risk with respect to any currency exchanges;

(vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(vii) Indebtedness of any Loan Party consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(viii) Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(ix) the Incurrence by the Parent of any Senior Subordinated Convertible Debt and any Permitted Equity Derivative;

(x) Indebtedness of a Loan Party to another Loan Party; provided, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Loan Party to which such Indebtedness is owed ceasing to be a Loan Party or any other subsequent transfer of any such Indebtedness (except to any Loan Party or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (x);

(xi) the Incurrence by the Parent of any Subordinated Indebtedness, not to exceed [***] at the time of Incurrence;

(xii) shares of Preferred Stock of a Loan Party (other than the Parent) issued to another Loan Party; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Loan Party that holds such shares of Preferred Stock of a Subsidiary ceasing to be a Loan Party or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or any other Loan Party) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (xii);

(xiii) Indebtedness to trade creditors incurred in the ordinary course of business;

(xiv) other Indebtedness in an amount not to exceed [***] at any time outstanding;

(xv) reimbursement obligations in connection with letters of credit and cash management services and issued on behalf of a Borrower or a Subsidiary thereof in an amount not to exceed [***] at any time outstanding;

(xvi) Indebtedness incurred in the ordinary course of business with corporate credit cards, merchant cards, and purchase cards in an amount not to exceed [***];

(xvii) Indebtedness that also constitutes a Permitted Investment and Indebtedness consisting of obligations under deferred or contingent consideration arrangements (including earn-outs, milestone payments, royalties and other contingent or deferred obligations as long as such obligations are not evidenced by any “seller notes” or similar Indebtedness);

(xviii) reimbursement obligations in connection with the letters of credit set forth on Schedule 5.15 to the Disclosure Letter; and

(xix) extensions, refinancings and renewals of any items of Indebtedness permitted by this Section 6.02, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Parent or its Subsidiary, as the case may be.

Section 6.03 Limitation on Restricted Payments.

(a) The Parent shall not, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Parent’s Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Parent;

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Parent or any direct or indirect parent of the Parent;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Parent (including the Senior Subordinated Convertible Debt);

(iv) make any payment in respect of, or redeem, repurchase, defease or otherwise acquire or retire for value, any obligations under the RIPSA or the NovaQuest Funding Agreement; or

(v) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 6.03(a) shall not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof in an amount up to the then current amount of the Cumulative Credit as of the date of such declaration, if at the date of declaration and at the time of payment such payment would have complied with the provisions of this Agreement and no Default has occurred and is continuing;

(ii) repurchases of Equity Interests deemed to occur upon cashless exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(iii) (x) Restricted Payments by the Parent to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of the Parent or Indebtedness convertible into Capital Stock of the Parent (including dividends, splits, combinations and business combinations) or (y) the issuance of Capital Stock upon conversion of Indebtedness convertible into Capital Stock of the Parent or the exercise of stock options or warrants;

(iv) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Parent (including the Senior Subordinated Convertible Debt) in an amount up to the then current amount of the Cumulative Credit;

(v) payments or distributions to satisfy dissenters’ rights pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets permitted by this Agreement;

(vi) payments on behalf of the Parent or the Swiss Borrower in an amount up to the then current amount of the Cumulative Credit in respect of any obligations under the RIPSA or the NovaQuest Funding Agreement prior to any scheduled repayment or scheduled maturity, and subject to the Senior Lender Intercreditor Agreement;

(vii) repurchases of (A) shares or stock from former employees, directors, or consultants of Parent under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed [***] in any fiscal year; and

(viii) the purchase of (x) any Permitted Equity Derivatives in connection with the issuance of any Convertible Debt Securities permitted hereunder (and the replacement of any such Permitted Equity Derivatives) and (y) Equity Interests of the Borrower with proceeds of any Convertible Debt Securities issued no more than 365 days prior to the date of such purchase; or

(ix) the unwinding, settlement or termination of any Permitted Equity Derivatives; provided, that the entry into such Permitted Equity Derivative was not prohibited by this Agreement.

(c) No Loan Party (other than the Parent) shall, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of such Loan Party’s Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving such Loan Party, except to another Loan Party and, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Loan Party that is not a wholly-owned Subsidiary of Parent, to any third party owners of such securities; provided, however, that all such dividends or distributions made by any Loan Party that is not a wholly-owned Subsidiary of Parent shall be made on a pro rata basis or on a basis more favorable than a pro rata basis to the Parent and its Subsidiaries;

(ii) purchase or otherwise acquire or retire for value any Equity Interests of such Loan Party or any direct or indirect parent of such Loan Party;

(iii) make any payment in respect of, or redeem, repurchase, defease or otherwise acquire or retire for value, any obligations under the RIPSA (including in respect of any Revenue Interests) or the NovaQuest Funding Agreement (including in respect of any payment thereunder), other than the Swiss Borrower and only in accordance with the terms thereof as in effect on the Effective Date (or otherwise approved in writing by the Lender) and subject to the Senior Lender Intercreditor Agreement; provided, that any payments in respect of any obligations under the RIPSA or the NovaQuest Funding Agreement prior to any scheduled repayment or scheduled maturity, including as a result of any Put Event (as defined under the RIPSA), any failure to obtain any Marketing Authorization by a specified deadline or any termination of the Program (as defined in the NQ Funding Agreement), shall only be made pursuant to Section 6.03(b)(vi);

(iv) in the case of the Swiss Borrower, make any payment to Ultimate Parent in respect of subrogation claims against the Swiss Borrower under the Guarantee Agreement dated as of July 10, 2018 by Ultimate Parent in favor of NovaQuest; or

(v) make any Restricted Investment.

(d) No Loan Party (other than the Parent) shall create or otherwise cause or suffer to exist or become effective any contractual obligation that encumbers or restricts the ability of any Loan Party (other than the Parent) to pay dividends or make any other distributions on any of such Loan Party’s Equity Interests, except to the extent provided in clause (c)(i) above.

Section 6.04 Books and Records; Inspection Rights and Quarterly Calls.

(a) Each Loan Party shall keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(b) The Lender, from time to time (but no more frequently than once per year unless an Event of Default has occurred and is continuing), shall have the right to visit the Parent’s offices and properties where the Parent keeps and maintains its financial books and records for purposes of conducting an audit of such books and records and to inspect, copy and audit such books and records, during normal business hours, upon ten (10) Business Days’ prior written notice given by the Lender to the Parent, in which case the Parent shall provide the Lender reasonable access to such books and records during regular business hours and shall permit the Lender to discuss the business, operations, affairs, assets, properties and financial and other condition of the Parent and any of its Subsidiaries with officers of the Parent or the applicable Loan Party; provided, however, that the Parent shall not be obligated pursuant to this Section 6.04(b) to provide any information that it reasonably considers subject to attorney-client privilege. The Parent also hereby irrevocably authorizes its independent registered public accounting firm to discuss such matters with the Lender during such visit. The cost of any such visit shall not be at the expense of any Loan Party unless an Event of Default has occurred and is continuing.

(c) The Parent shall organize and the Parent’s officers shall participate in a teleconference call with the Lender, from time to time (but no more frequently than once per calendar quarter), to discuss the affairs, finances and accounts of the Parent and its Subsidiaries, if requested by the Lender on at least five (5) Business Days’ prior notice.

Section 6.05 No Disposition. The Loan Parties shall not, directly or indirectly, (a) make a Disposition of any assets or property (or any interest therein) or (b) issue or sell Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Loan Party (other than the Parent) other than to any other Loan Party (whether in a single transaction or a series of related transactions), in each case, except for Permitted Dispositions.

Section 6.06 Transactions with Affiliates.

(a) No Loan Party shall, directly or indirectly, make any payment to, or lease or Dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of such Loan Party (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of [***] unless:

(i) such Affiliate Transaction is on terms that are not less favorable to the applicable Loan Party than those that could have been obtained in a comparable transaction by such Loan Party with an unrelated Person as determined by the majority of the disinterested members of the Board of Directors of such Loan Party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of [***] the applicable Loan Party delivers to the Lender a resolution adopted by the majority of the disinterested members of the Board of Directors of such Loan Party, approving such Affiliate Transaction, evidenced by an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 6.06(a) shall not apply to any of the following:

(i) the payment of reasonable and customary compensation, benefits, fees and reimbursement of expenses paid to, and indemnity, contribution and insurance provided on behalf of, officers, directors, employees or consultants of any Loan Party;

(ii) transactions in which the Parent delivers to the Lender a letter from an Independent Financial Advisor stating that such transaction is fair to the applicable Loan Party from a financial point of view or meets the requirements of Section 6.06(a)(i);

(iii) any contract, agreement or understanding as in effect as of the Effective Date or any amendment thereto (so long as any such contract, agreement or understanding together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lender in any material respect than the original contract, agreement or understanding as in effect on the Effective Date) or any transaction contemplated thereby as determined in good faith by the Parent;

(iv) the existence of, or the performance by the Parent of its obligations under the terms of, any stockholders, equityholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date and any amendment thereto or similar transactions, agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Parent of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Effective Date shall only be permitted by this clause (iv) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lender in any material respect than the original transaction, agreement or arrangement as in effect on the Effective Date;

(v) the issuance of Equity Interests of the Parent to any Person;

(vi) any contribution to the capital of the Parent;

(vii) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent and its Subsidiaries and not for the purpose of circumventing compliance with any covenant set forth in this Agreement;

(viii) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(ix) payments to an Affiliate in respect of the Loan or any other Indebtedness of any Loan Party that is permitted by this Agreement on the same basis as concurrent payments are made or offered to be made in respect thereof to non-Affiliates or on a basis more favorable to such non-Affiliates;

(x) Restricted Payments permitted by Section 6.03, Indebtedness permitted by Section 6.02, Permitted Investments (without giving effect to clause (12) of the definition of “Permitted Investments”) and Permitted Dispositions;

(xi) the issuance of securities or equity awards pursuant to stock option, equity incentive, stock ownership, non-employee director compensation or similar employee or director equity plans approved by the Board of Directors of the Parent in good faith;

(xii) transactions in the ordinary course of business between a Loan Party and any Person, a director of which is also a director of such Loan Party or a director of any direct or indirect parent of such Loan Party that does not materially adversely affect the value of such Loan Party or materially impair the operation of the business of any Loan Party; provided, however, that such director abstains from voting as a director of the applicable Loan Party or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xiii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case, in the ordinary course of business and consistent with past practice, which are fair to the applicable Loan Party in the reasonable determination of the Board of Directors or the senior management of the Parent, or are on terms that are no less favorable to the applicable Loan Party than those that could reasonably have been obtained in a comparable arm’s length transaction at the applicable time with a Person that is not an Affiliate of any Loan Party or (B) transactions with joint ventures entered into in the ordinary course of business that are not otherwise prohibited by this Agreement;

(xiv) payments, advances or loans (or cancellation of loans) to officers, directors, employees or consultants of any Loan Party and employment agreements, stock option plans, indemnification agreements, severance and separation agreements and other similar arrangements with such officers, directors, employees or consultants that, in each case, are either entered to in the ordinary course of business or approved by a majority of the disinterested members of the Board of Directors of the Parent in good faith; and

(xv) transactions exclusively among the Loan Parties; provided that, after giving effect to any such transaction in reliance on this Section 6.06(b)(xv), either (x) a majority of the property, plant, and equipment of the Loan Parties shall be held by the Swiss Borrower or (y) the aggregate amount of property, plant, and equipment held by the Loan Parties other than the Swiss Borrower shall not exceed [***] (in each case, measured on a pro forma basis as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a)).

Section 6.07 Further Instruments and Acts. Each Loan Party shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

Section 6.08 Limitation on Liens. No Loan Party shall, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of any Loan Party.

Section 6.09 After-Acquired Property. Upon the acquisition by any Loan Party of any assets or property other than Excluded Assets (such assets or property, the “After-Acquired Property”), such Loan Party shall promptly notify the Lender and the Collateral Agent thereof and execute and deliver such mortgages, deeds of trust, security instruments, pledge agreements or financing statements as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest or other Lien, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property added to the Collateral, and shall promptly deliver such Officers’ Certificates and opinions of counsel as are customary in secured financing transactions in the relevant jurisdictions or as are reasonably requested by the Lender (subject to customary assumptions, exceptions and qualifications), and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect. Notwithstanding the foregoing, (i) newly acquired assets consisting of Intellectual Property shall only be disclosed to Lender on a quarterly basis and concurrently with the delivery of the financial statements delivered pursuant to Section 6.01(a)(i) and (ii) if any property or assets of any Loan Party originally deemed to be an Excluded Asset at any point ceases to be an Excluded Asset pursuant to the definition of “Excluded Assets”, all or the applicable portion of such property or assets shall be deemed to be After-Acquired Property and shall be added to the Collateral in accordance with the foregoing provisions of this Section 6.09.

Section 6.10 Product Assets; Intellectual Property. Each Loan Party shall, at its sole expense, (a) maintain the Product Assets and any other Intellectual Property owned, licensed or otherwise held by such Loan Party in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect and (b) to the extent such Loan Party in good faith determines appropriate, defend the Product Assets and such Intellectual Property against actual infringement or interference by any other Persons and against any claims of invalidity or unenforceability by any other Persons (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action for declaratory judgment of non-infringement), in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect. No Loan Party shall disclaim or abandon, or fail to take any action the applicable Loan Party in good faith determines appropriate to prevent the disclaimer or abandonment of, the Product Assets or such Intellectual Property, in each case where such disclaimer, abandonment or failure to take any such action would reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the provisions of this Section 6.10 shall not apply to or otherwise limit (i) the Incurrence of any Permitted Lien permitted on the Product Assets or (ii) the consummation of any Disposition permitted by Section 6.05.

Section 6.11 Maintenance of Assets; Maintenance of Insurance.

(a) Each Loan Party shall maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the conduct of its business, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure in any individual case or in the aggregate to maintain such properties would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party shall maintain, until the termination of this Agreement, with insurance companies that are financially sound and reputable, such public liability insurance, business interruption insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of its respective properties and assets as are customarily carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such other Persons to maintain under similar circumstances in similar businesses.

Section 6.12 Use of Proceeds. The Borrowers shall use the proceeds (net of any original issue discount) from the Loan in the following manner to pay the fees and expenses to be paid on or prior to the Effective Date in connection with the Transactions, to pay in full and terminate the Hercules Credit Facility and for working capital and other general corporate purposes.

Section 6.13 Existence. Subject to the terms hereof, each of the Loan Parties will do or cause to be done all things necessary to preserve and keep in full force and effect its respective existence, rights (charter and statutory), license and franchises.

Section 6.14 FDA Approval. Each applicable Loan Party shall use Commercially Reasonable Efforts to obtain the FDA Marketing Approval Letter to market the Product in the United States.

Section 6.15 Commercialization of the Product. Following the receipt of a Marketing Authorization in any jurisdiction, each applicable Loan Party shall use Commercially Reasonable Efforts to Commercialize the Product in each jurisdiction in respect of which Marketing Authorization has been received.

Section 6.16 Compliance with Governing Documents. Each Loan Party (a) shall comply in all material respects with its Governing Documents and (b) not amend or consent to any amendment of its Governing Documents or the Governing Documents of any other Loan Party in any manner adverse to the interests of the Lender.

Section 6.17 Compliance with Applicable Law, Anti-Corruption Laws and Anti-Money Laundering Laws. The Loan Parties shall comply in all material respects with all applicable law in the conduct of their business and affairs and with respect to this Agreement and the other Loan Documents and all ancillary agreements related thereto, in each case, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Borrower, such Borrower’s Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 6.18 Tax Matters. The Loan Parties shall (a) timely file all income and other material Tax returns and reports as required by applicable law and such returns and reports shall be true and correct in all material respects, (b) pay all Taxes when due and payable, unless the same are being contested in good faith by appropriate action and for which adequate reserves have been provided in accordance with GAAP, and (c) not file any Tax return or report under any name other than its exact legal name, except, in the cases of clauses (a) to (c), to the extent such non-compliance, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

Section 6.19 Liquidity. The Loan Parties shall maintain, as of the end of each calendar month, at least $10,000,000 aggregate unrestricted Cash Equivalents in accounts held by or in the name of any Loan Party and subject to a Control Agreement; provided, however, that the covenant under this Section 6.19 shall be of no further force and effect upon the earlier of the date of a Qualified IPO or Ultimate Parent Spinout and the date that XYQ Luxco S.à r.l., in its capacity as a purchaser under the RIPSA, has received cumulative payments from the Swiss Borrower under the RIPSA from and after the date of the RIPSA through and including any date of determination in an aggregate amount equal to [***].

Section 6.20 Nature of Business. No Loan Party shall engage in or enter into any business other than the business in which the Loan Parties are engaged as of the Effective Date and activities reasonably related thereto.

Section 6.21 Merger or Transfer of Assets by any Borrower. No Borrower shall, directly or indirectly, merge, amalgamate or consolidate with or into or wind up or convert into (whether or not any Borrower is the surviving Person), or lease or Dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(a) (i) the applicable Borrower is the surviving Person or the Person formed by or surviving any such merger, amalgamation, consolidation, winding up or conversion (if other than any Borrower) or to which such lease or Disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction of the Borrower (such Borrower or such Person, as the case may be, being herein called the “Successor Company”); and (ii) the Successor Company (if other than a Borrower) expressly assumes all the obligations of the applicable Borrower under this Agreement and the other Loan Documents (including the Security Documents) pursuant to other documents or instruments in form reasonably satisfactory to the Lender (and in such event such Borrower will automatically and unconditionally be released and discharged from its obligations under this Agreement and the other Loan Documents); and

(b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company as a result of such transaction as having been Incurred by the Successor Company at the time of such transaction) no Default shall have occurred and be continuing; and

(c) the Successor Company shall have delivered to the Lender (i) an Officers’ Certificate and an opinion of counsel, each stating that such transaction and such documentation relating to such transaction complies with this Agreement and the obligations of the applicable Borrower under this Agreement and the other Loan Documents remain obligations of the Successor Company and confirming the necessary actions to continue the perfection and priority of the Collateral Agent’s Lien in the Collateral and of the preservation of its rights therein and (ii) an Officers’ Certificate stating that such necessary actions have been taken (together with evidence thereof) promptly and in any event no later than 30 days following such transaction.

Section 6.22 Merger or Transfer of Assets by any Guarantor. No Guarantor shall, directly or indirectly, merge, amalgamate or consolidate with or into or wind up or convert into (whether or not a Guarantor is the surviving Person), or lease or Dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(a) (i) the applicable Guarantor is the surviving Person or the Person formed by or surviving any such merger, amalgamation, consolidation, winding up or conversion (if other than such Guarantor) or to which such lease or Disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the Guarantor engaging in such merger, amalgamation, consolidation winding up or conversion or making such lease or Disposition (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”); and (ii) the Successor Guarantor (other than such Guarantor)

expressly assumes all the obligations of such Guarantor under this Agreement, the Guarantee and the other Loan Documents (including the Security Documents) pursuant to documents or instruments in form reasonably satisfactory to the Lender (and in such event such Guarantor will automatically and unconditionally be released and discharged from its obligations under this Agreement and the other Loan Documents);

(b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor as a result of such transaction as having been Incurred by the Successor Guarantor at the time of such transaction) no Default shall have occurred and be continuing; and

(c) the Successor Guarantor shall have delivered to the Lender (i) an Officers’ Certificate and an opinion of counsel, each stating that such transaction and such documentation relating to such transaction complies with this Agreement and the obligations of the Guarantor under this Agreement and the Guarantee remain obligations of the Successor Guarantor and the other Loan Documents remain obligations of the Successor Guarantor and confirming the necessary actions to continue the perfection and priority of the Lender’s Lien in the Collateral and of the preservation of its rights therein and (ii) an Officers’ Certificate stating that such necessary actions have been taken (together with evidence thereof) promptly and in any event no later than 30 days following such transaction.

Section 6.23 Separateness Covenant. Each Loan Party shall each: (a) hold itself out as a separate entity; (b) maintain an arm’s length relationship with its Affiliates; (c) conduct business in its own name; (d) not commingle its assets with those of any other Person; and (e) maintain its books and records and accounts separate from any other Person.

Section 6.24 ERISA. No Loan Party shall (a) become part of a Controlled Group in which any member establishes, maintains, sponsors or contributes to (or has any obligation to contribute to) a Pension Plan or (b) establish, maintain, sponsor or contribute to (or become obligated to contribute to) any Plan or Multiemployer Plan other than 401(k) plans and welfare benefit plans.

Section 6.25 Future Domestic Guarantors. The Parent shall cause each Subsidiary of Parent that is incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia or acquired after the date hereof and is incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia, within 15 Business Days of becoming a Subsidiary, to execute and deliver to the Lender and the Collateral Agent a joinder agreement in form and substance satisfactory to the Lender and the Collateral Agent pursuant to which such Subsidiary shall become bound hereby and guarantee the Obligations in accordance with Article VIII hereof; provided, however, that this Section 6.25 shall not apply to any such Subsidiary that is an Immaterial Subsidiary; provided, further, however, that if such Subsidiary ceases to be an Immaterial Subsidiary, the Parent shall cause such Subsidiary, within 15 Business Days of ceasing to be an Immaterial Subsidiary, to execute and deliver to the Lender and the Collateral Agent a joinder agreement in form and substance satisfactory to the Lender and the Collateral Agent pursuant to which such Subsidiary shall become bound hereby and guarantee the Obligations in accordance with Article VIII hereof. Concurrently with the execution and delivery of such joinder agreement, the Parent shall deliver to the Lender and Collateral Agent an Opinion of Counsel and an Officers’ Certificate to the effect that such joinder agreement has been duly authorized, executed and delivered by such Person and that, subject to the Perfection Requirements and application of Bankruptcy Laws and to the principles of equity, whether considered in a proceeding at law or in equity, this Agreement is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and to such other customary matters as the Lender may reasonably request.

Section 6.26 Future Foreign Guarantors. The Parent shall cause each Subsidiary of Parent that is incorporated, formed, organized or acquired after the date hereof, and which is organized outside of the laws of the United States or any state of the United States or the District of Columbia, within 30 Days of becoming a Subsidiary, to execute and deliver to the Lender and the Collateral Agent a joinder agreement in form and substance satisfactory to the Lender and the Collateral Agent pursuant to which such Subsidiary shall become bound hereby and guarantee the Obligations in accordance with Article VIII hereof; provided, however, that this Section 6.26 shall not apply to any such Subsidiary that is an Immaterial Subsidiary; provided, further, however, that if such Subsidiary ceases to be an Immaterial Subsidiary, the Parent shall cause such Subsidiary, within 30 Days of ceasing to be an Immaterial Subsidiary, to execute and deliver to the Lender and the Collateral Agent a joinder agreement in form and substance satisfactory to the Lender and the Collateral Agent pursuant to which such Subsidiary shall become bound hereby and guarantee the Obligations in accordance with Article VIII hereof. Concurrently with the execution and delivery of such joinder agreement, the Parent shall deliver to the Lender and Collateral Agent an Opinion of Counsel and an Officers’ Certificate to the effect that such joinder agreement has been duly authorized, executed and delivered by such Person and that, subject to the Perfection Requirements, the application of Bankruptcy Laws and to the principles of equity, whether considered in a proceeding at law or in equity, this Agreement is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and to such other customary matters as the Lender may reasonably request.

Section 6.27 Controlled Accounts. No Loan Party shall open, establish or maintain any financial account (including any “deposit account”, “securities account” and “commodity account” as such terms are defined in the Uniform Commercial Code) with any bank, financial institution, depositary institution, broker, securities intermediary, commodity intermediary or other Person engaged in similar activities unless such financial account is subject to a Control Agreement; provided that the foregoing restriction does not apply to any such account that would be considered an “Excluded Asset” pursuant to the definition thereof. Not less than ten (10) Business Days prior to funding such a financial account, the Parent shall give written notice thereof to the Lender and the Collateral Agent. Such notice shall identify the purpose of such account, the name to be on the account (or the Person on whose behalf such account is to be opened or established), the amount expected to be held in such account and the Person with which such account is to be opened or established (together with similar information for all other existing accounts of the Loan Parties).

Section 6.28 Junior Obligations. The Swiss Borrower shall (a) comply in all material respects with its obligations under the RIPSA and the NovaQuest Funding Agreement, subject all times to the Senior Lender Intercreditor Agreement, and (b) not amend or consent to any amendment of the RIPSA or the NovaQuest Funding Agreement in any manner adverse to the interests of the Lender.

Section 6.29 Non-Bank Rules. Each Swiss Borrower shall ensure that it is at all times in compliance with the Non-Bank Rules, provided that a Swiss Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because a Lender having (a) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank, (b) failed to comply with its obligations under Section 10.07(b)(iv) of this Agreement or (c) ceased to be a Qualifying Bank other than as a result of any Change in Law after the date it became a Lender under this Agreement. For the purpose of the Swiss Borrower’s compliance with the 20 Non-Bank Rule under this Section 6.29, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be ten (10) (irrespective of whether or not there are, at any time, any such Lenders).

Section 6.30 Payment of Claims. Each Loan Party shall pay and discharge its claims, obligations and liabilities in the ordinary course of business, except to the extent that (i) such claims, obligations and liabilities are being contested in good faith by appropriate proceedings or (ii) the failure to pay and discharge such claims, obligations and liabilities in the ordinary course of business, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.31 Post-Closing Obligations. The applicable Loan Party shall deliver the following documents and take the actions specified in this Section 6.31 as promptly as practicable following the Effective Date, but in any event no later than the times prescribed herein (or such later date as agreed by the Lender in writing, which may be by email): (a) the Guarantor named Dermavant Sciences, Inc. shall, not later than sixty (60) calendar days following the Effective Date, enter into a Control Agreement with respect to the deposit account ending in *7019 and listed on the Perfection Certificate of such Guarantor or close such deposit account, transfer the funds on deposit therein to a replacement deposit account and enter into a Control Agreement with respect to such replacement deposit account; and (b) the Swiss Borrower shall, not later than ten (10) Business Days following the Effective Date, deliver notarized originals of the Patent Security Agreement and Trademark Security Agreement to the Lender or its U.S. counsel.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. An “Event of Default” shall exist if and when any of the following events shall occur and be continuing:

(a) any Loan Party shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) any interest on any Loan or any fee (including the Exit Fee), premium (including the Premium), indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of five (5) Business Days or (ii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by any Loan Party in this Agreement or in any other Loan Document or any certificate delivered or required to be delivered pursuant hereto or thereto proves to have been false or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on the date as of which made (or, if such representation or warranty is given as of a specific time, as of such time) and, if such representation or warranty is curable, such Loan Party fails to cure such misrepresentation within 10 Business Days;

(c) any of the Loan Parties fails to comply with Section 6.02, Section 6.03, Section 6.05, Section 6.08, Section 6.12, Section 6.21, Section 6.22, Section 6.24, Section 6.28, Section 6.29 or Section 6.31;

(d) any of the Loan Parties fails to comply with any of its agreements in this Agreement or any other Loan Document (other than those referred to in clause (a), (c) or (n) of this Section 7.01) and such failure continues for 10 consecutive days;

(e) any of the Loan Parties fails to make any payment in respect of any liabilities, amounts or obligations under the RIPSA or the NovaQuest Funding Agreement, in each case, within any applicable grace period after such payment or amount is due and payable (including at final maturity);

(f) any of the Loan Parties fails to make any payment in respect of Indebtedness within any applicable grace period after such payment is due and payable (including at final maturity) or the acceleration of any such Indebtedness by the holders thereof occurs because of a default in respect thereof, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $850,000 or its non-U.S. currency equivalent;

(g) any Loan Party pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any non-U.S. laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against any Loan Party in an involuntary case;

(ii) appoints a Custodian of any Loan Party or for any substantial part of its property; or

(iii) orders the winding up or liquidation of any Loan Party; or any similar relief is granted under any non-U.S. laws and the order or decree remains unstayed and in effect for 60 consecutive days;

(i) any Loan Party fails to pay final judgments aggregating in excess of [***] or its non-U.S. currency equivalent (net of any amounts that are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, bonded, rescinded, waived or stayed for a period of 60 consecutive days following the entry thereof;

(j) the Collateral Agent fails to have a perfected security interest in any portion of the Collateral with a value greater than [***] thereof and such failure continues for more than 10 days;

(k) any Guarantee ceases to be in full force and effect for more than 10 days or any Borrower or any Guarantor disaffirms its obligations under this Agreement or its Guarantee;

(l) the Senior Lender Intercreditor Agreement ceases to be in full force and effect for more than 10 days after or any junior creditor disaffirms its obligations thereunder;

(m) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, any Loan Party shall assert in writing that any such Lien is invalid or unenforceable;

(n) any Loan Party fails to comply for 30 consecutive days with its obligations contained in the Security Documents, except for a failure with respect to assets or property with an aggregate value of less than [***];

(o) a Change of Control occurs without an optional prepayment or mandatory prepayment offer pursuant to Section 2.05 within ten (10) Business Days of the date of such occurrence;

(p) an occurrence of an Intercreditor Event of Default; or with respect to the English Borrower,

(i) the English Borrower:

(A) suspends or threatens to suspend making payments on any of its Indebtedness; or

(B) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Loan Party in its capacity as such) with a view to rescheduling any of its Indebtedness.

(ii) the value of the assets of the English Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(iii) a moratorium is declared in respect of any Indebtedness of the English Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(iv) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A) the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the English Borrower;

(B) a composition, compromise, assignment or arrangement with any creditor of the English Borrower;

(C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the English Borrower or any of its assets; or

(D) enforcement of any security over any assets of the English Borrower,

(E) or any analogous procedure or step is taken in any jurisdiction.

(v) clause (iv) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 consecutive days of commencement;

then, and in any such event, the Lender may, by written notice to the Parent, (i) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees (including the Exit Fee) and all other amounts (including the Premium, if any) payable in respect of such principal amount of Loans under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in clause (g), (h) or (q) of this Section 7.01, without any notice to any Loan Party or any other Person or any act by the Lender, all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees (including the Exit Fee) and all other amounts (including the Premium, if any) payable in respect of the Loans under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state law for the relief of debtors (or their non-U.S. equivalents). The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (d) or (n) above shall not constitute an Event of Default until the Lender notifies the Parent of the Default or after the date on which such Default should reasonably have been known by the defaulting party and the applicable Loan Party does not cure such Default within the time specified in such clause (d) or (n) after receipt of such notice or after such date, as applicable. The Parent shall deliver to the Lender, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the applicable Loan Party is taking or proposes to take in respect thereof.

ARTICLE VIII

GUARANTEE

Section 8.01 Guarantee.

(a) Each Guarantor hereby jointly and severally and irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety on a senior basis to the Lender and Collateral Agent, as applicable, and their respective successors and assigns (i) the full and punctual payment when due, whether at Final Maturity Date, by acceleration, by redemption or otherwise, of all Obligations of the Borrowers under this Agreement, whether for payment of principal of, or premium (including the Premium) or interest on, the Loans, fees (including the loan origination fee or the Exit Fee), indemnification or other monetary obligations of the Borrowers under this Agreement and the other Loan Documents, and (ii) the full and punctual performance of all other obligations of the Loan Parties under this Agreement and the other Loan Documents, on the terms set forth in this Agreement by becoming a party to this Agreement, in each case, to the extent not paid or performed by any other Loan Party (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

(b) Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article VIII notwithstanding any extension or renewal of any Guaranteed Obligation.

(c) Each Guarantor waives presentation to, demand of payment from and protest to any Borrower of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under this Agreement and the other Loan Documents or the Guaranteed Obligations. The obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Lender or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Person under this Agreement, any other Loan Document or any other agreement or otherwise; (ii) any extension or renewal of this Agreement, any other Loan Document or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Document or any other agreement; (iv) the release of any security held by the Lender or the Collateral Agent for the Guaranteed Obligations or the Guarantors; or (v) any change in the ownership of any Guarantor.

(d) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of any Borrower, and any right to which it may be entitled to (i) have the assets of such Borrower first be used and depleted as payment of such Borrower’s or the Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by each Guarantor hereunder and (ii) require that such Borrower be sued prior to an action being initiated against such Guarantor.

(e) Each Guarantor further agrees that the Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Lender or the Collateral Agent to any security held for payment of the Guaranteed Obligations.

(f) Except as expressly set forth herein, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantors herein shall not be discharged or impaired or otherwise affected by (i) the failure of the Lender or the Collateral Agent to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, (ii) any waiver or modification of any thereof, (iii) any default, failure or delay, willful or otherwise, in the performance of the obligations or (iv) any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law or equity.

(g) Each Guarantor agrees that the Guarantee shall remain in full force and effect until payment in full of the Guaranteed Obligations. Each Guarantor further agrees that the Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, in respect of any Guaranteed Obligation is rescinded or must otherwise be restored by the Lender or the Collateral Agent upon the bankruptcy or reorganization of any Borrower or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right that the Lender or the Collateral Agent has at law or in equity against the Guarantors by virtue hereof, upon the failure of the Borrowers to pay the principal of any Guaranteed Obligation when and as the same shall become due, whether at maturity or by acceleration, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Lender in accordance with this Agreement, forthwith pay, or cause to be paid, in cash, to the Lender an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations and (ii) all other monetary obligations of the Borrowers then due to the Lender or the Collateral Agent (or both) in respect of the Guaranteed Obligations.

(i) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lender in respect of any Guaranteed Obligations guaranteed hereby. Each Guarantor further agrees that, as between it, on the one hand, and the Lender or the Collateral Agent, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided herein for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided herein, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 8.01.

(j) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by the Lender or the Collateral Agent (or both) in enforcing any rights under this Section 8.01.

(k) Each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

Section 8.02 Limitation on Liability. Each Guarantor hereby confirms that it is its intention that the Guarantee of such Guarantor does not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Lender, the Collateral Agent, the Borrowers and the Guarantors hereby irrevocably agree that, any term or provision of this Agreement to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Agreement, can be guaranteed hereby without rendering the Guarantee, as it relates to such Guarantor, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective maximum liability of all the Guarantors at the time of such payment.

Section 8.03 Release. A Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be automatically released from all obligations under this Article VIII upon the merger, amalgamation or consolidation of any Guarantor with and into any other Loan Party that is the surviving Person in such merger, amalgamation or consolidation or upon the liquidation of such Guarantor following the Disposition of all of its assets to another Loan Party.

Section 8.04 Successors and Assigns. This Article VIII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Lender, the Collateral Agent and their respective successors and assigns and, in the event of any transfer or assignment of rights by the Lender or the Collateral Agent, the rights and privileges conferred upon that party in Agreement shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Agreement.

Section 8.05 No Waiver. Neither a failure nor a delay on the part of the Lender or the Collateral Agent in exercising any right, power or privilege under this Article VIII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Lender and the Collateral Agent herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits that any of them may have under this Article VIII at law, in equity, by statute or otherwise.

Section 8.06 Modification. No modification, amendment or waiver of any provision of this Article VIII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 8.07 Benefits Acknowledged . Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 8.08 Irish Guarantee Limitation. Each Guarantee of each Guarantor that that is incorporated, formed or organized in Ireland and becomes party hereto after the Effective Date in accordance with Section 6.26 does not apply to any liability to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 of Ireland.

ARTICLE IX

COLLATERAL AGENT

Section 9.01 Appointment and Duties.

(a) Appointment of Collateral Agent. Lender hereby appoints U.S. Bank National Association (together with any successor Collateral Agent pursuant to Section 9.09) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lender acknowledges that it has received a copy of the Senior Lender Intercreditor Agreement, consents to and authorizes the Collateral Agent’s execution and delivery thereof on behalf of itself and the Lender and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein. The Lender further consents to and authorizes the Collateral Agent’s execution and delivery of any intercreditor or subordination agreements from time to time as expressly contemplated by the terms hereof on behalf of itself and the Lender and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein.

(b) Duties as Collateral Agent. Without limiting the generality of clause (a) above, the Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders, except as otherwise provided herein), and is hereby authorized, to (i) act as collateral agent for Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (ii) manage, supervise and otherwise deal with the Collateral (solely in accordance with the direction of the Lender (or the Required Lenders, if applicable)), (iii) take such other action as requested by the Lender to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (iv) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Collateral Agent and the Lender with respect to the Collateral, whether under the Loan Documents, applicable law or otherwise, and (v) to execute and deliver the Security Documents; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the Lender to act as collateral sub-agent for Collateral Agent, for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by the Lender.

(c) Limited Duties. Under the Loan Documents, the Collateral Agent (i) is acting solely on behalf of the Lender, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, and (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document (regardless of whether a default or Event of Default has occurred or is continuing) other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for the Lender or any other Person, and the Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against the Collateral Agent based on the titles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.

Section 9.02 Binding Effect. The Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by the Collateral Agent in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by the Collateral Agent in reliance upon the instructions of the Lender and (iii) the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon the Lender.

Section 9.03 Use of Discretion.

(a) No Action without Instructions. The Collateral Agent shall not be required to exercise any discretion or take, or omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Lender or counsel to the Lender.

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Collateral Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Collateral Agent receives an indemnification satisfactory to it from the Lender (or, to the extent applicable and acceptable to Collateral Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Collateral Agent or (ii) that is, in the opinion of the Collateral Agent or its counsel, contrary to any Loan Document or applicable law.

(c) Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them with respect to the Collateral shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Loan Documents, (ii) the Lender from exercising setoff rights in accordance with this Section 9.03 or (iii) the Lender from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Law or other Debtor Relief Law), but in the case of this clause (iv) if, and solely if, the Collateral Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations within fifteen (15) days before the expiration of the time to file the same.

Section 9.04 Delegation of Rights and Duties. The Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact or other Person (including the Lender), and the Collateral Agent shall, if so requested by the Lender in writing, appoint the Lender or the Lender’s designee as its agent in respect of any Control Agreement to which the Lender or such designee is or is to be a party and so delegate to the Lender or such designee its rights, powers and remedies under such Control Agreement. Any such Person shall benefit from this Article IX to the extent provided by Collateral Agent.

Section 9.05 Reliance and Liability.

(a) The Collateral Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.07, (ii) rely on the Register, (iii) consult with any of its Affiliates and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party or the Lender) and (iv) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it in good faith to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) The Collateral Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with any Loan Document, and the Lender, and each Loan Party hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Collateral Agent (or, as the case may be, such Related Person) each as determined in a final, non-appealable judgment by a court of competent jurisdiction in connection with the duties expressly set forth herein. Without limiting the foregoing, the Collateral Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Lender;

(ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no representation or warranty, and shall not be responsible, to the Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lender) omitted to be transmitted by the Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Collateral Agent in connection with the Loan Documents;

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the occurrence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from any Loan Party, or any Lender describing such Default or Event of Default clearly labeled “notice of default” or otherwise expressly describing such occurrence or continuation as a Default or Event of Default;

(v) shall have no obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of the Collateral Agent of the Collateral Agent’s Lien on the Collateral.

and, for each of the items set forth in clauses (b)(i) through (v) above, the Lender, and each Loan Party hereby waive and agree not to assert any right, claim or cause of action it might have against the Collateral Agent based thereon. Whether or not expressly stated in any Security Document, the rights, privileges and immunities of the Collateral Agent set forth herein shall be incorporated therein.

Section 9.06 Collateral Agent Individually. The Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as the Collateral Agent and may receive separate fees and other payments therefor. To the extent the Collateral Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lenders” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Collateral Agent or such Affiliate, as the case may be, in its individual capacity as a Lender or as one of the Required Lenders, respectively.

Section 9.07 Lender Credit Decision. The Lender acknowledges that it shall, independently and without reliance upon the Collateral Agent, or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Collateral Agent, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Collateral Agent to the Lender, the Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Collateral Agent.

Section 9.08 Expenses; Indemnities; Withholding.

(a) The Lender agrees to reimburse Collateral Agent (to the extent not reimbursed by any Loan Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Collateral Agent in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under any Loan Document.

(b) The Lender further agrees to indemnify the Collateral Agent (to the extent not reimbursed by any Loan Party), severally and ratably, from and against liabilities that may be imposed on, incurred by or asserted against the Collateral Agent in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Collateral Agent under or with respect to any of the foregoing; provided, however, that the Lender shall not be liable to Collateral Agent to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Collateral Agent as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) The undertaking in this Section 9.08 shall survive repayment or cancellation of the Loans, any foreclosure under, or modification, release or discharge of, any or all of the Security Documents, termination of this Agreement and the resignation or replacement of Collateral Agent.

Section 9.09 Resignation or Removal of Collateral Agent.

(a) The Collateral Agent may resign at any time by delivering notice of such resignation to the Lender and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective in accordance with the terms of this Section 9.09. If the Collateral Agent delivers any such notice, the Lender shall have the right to appoint a successor Collateral Agent. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Lender that has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lender, appoint a successor Collateral Agent from among the Lenders.

(b) The Lender may remove the Collateral Agent at any time by delivering notice of such removal to the Collateral Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective in accordance with the terms of this Section 9.09. If the Lender delivers any such notice, the Lender shall appoint a successor Collateral Agent that shall have accepted such appointment.

(c) Effective immediately upon its resignation or removal, (i) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lender shall assume and perform all of the duties of the Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) the retiring Collateral Agent shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents and (iv) subject to its rights under Section 9.03, the retiring Collateral Agent shall take such action as may be reasonably requested by the Lender to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

Section 9.10 Release of Collateral or Guarantors. Lender hereby consents to the release and hereby directs Collateral Agent to release any Collateral to the extent expressly provided in any Loan Document in accordance with the specific terms and provisions thereof. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by the Lender (and the Lender hereby expressly consents), and the Collateral Agent hereby agrees, to take any action reasonably requested by the Borrowers to effect the release of any Collateral from the Lien created by the Security Documents: (a) upon Payment In Full of all Obligations or (b) if such Collateral is sold, transferred or otherwise disposed of to any Person other than a Loan Party in a transaction expressly permitted by this Agreement. The Lender hereby directs the Collateral Agent, and Collateral Agent hereby agrees, upon receipt by the Lender and the Collateral Agent of reasonable advance written notice (but in no event less than ten Business Days advance written notice) from the Borrowers accompanied by an Officer’s Certificate stating such release complies with the Loan Documents, to, unless the Lender has provided a written objection to such release to the Collateral Agent and the Borrowers within ten Business Days of receipt of such written notice, execute and deliver such documents and to perform other actions reasonably requested by the Borrowers and, at the Borrowers’ expense, to release the Guarantees and Liens when and as directed in this Section 9.10. Upon request by the Collateral Agent at any time, the Lender will confirm in writing the Collateral Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10 solely to the extent required by this Agreement.

Section 9.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Lender that is not a Lender party hereto as of the Effective Date as long as, by accepting such benefits, such Lender agrees, as among Collateral Agent and all other Secured Parties, that such Lender is bound by (and, if requested by Collateral Agent (at the direction of the Lender), shall confirm such agreement in a writing in form and substance acceptable to the Lender) this Agreement.

Section 9.12 Credit Bid. The Lender hereby irrevocably authorizes the Collateral Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Lender:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of Title 11 of the United States Code, including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of Title 11 of the United States Code, including Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Uniform Commercial Code, including Section 9-610 or Section 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; or

(e) estimate the amount of any contingent or unliquidated Obligations of the Lender;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Collateral Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Lender agrees that the Collateral Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Collateral Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, the Collateral Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Collateral Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Collateral Agent, in its sole and absolute discretion (at the direction of the Lender), elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Collateral Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

A Lender whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Lender that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

Section 9.13 Erroneous Payments.

(a) The Lender hereby agrees that (i) if the Collateral Agent notifies in writing such Lender that the Collateral Agent has determined in its sole discretion that any funds received by such Lender from the Collateral Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Collateral Agent may not make any such demand under this clause (a)(i) with respect to an Erroneous Payment unless such demand is made within two Business Days of the date of receipt of such Erroneous Payment by the Lender), such Lender shall promptly, but in no event later than two Business Days after receipt of such written demand, return to the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received), together with, if identified in such written demand, interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Collateral Agent in same day funds at a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and such Lender hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Collateral Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Collateral Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a written notice of payment sent by the Collateral Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (ii) that was not preceded or accompanied by an Erroneous Payment Notice, or (iii) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error shall have been presumed to have been made (absent written confirmation from the Collateral Agent to the contrary) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and such Lender hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Collateral Agent of such occurrence and, upon demand from the Collateral Agent, it shall promptly, but in all events no later than one Business Day after receipt of such written demand, return to the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made in same day funds (in the currency so received), together with, if identified in such written demand, interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Collateral Agent in same day funds at a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrowers and each other Loan Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Collateral Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party.

(d) Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Collateral Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested) or delivered by hand, Federal Express or other reputable overnight courier:

if to any Loan Party, at the following address:

DERMAVANT SCIENCES LTD.

[***]

[***]

[***]

with a copy (which shall not constitute notice) to:

Cooley LLP

[***]

[***]

[***]

[***]

if to the Lender, to it at the following address, as applicable:

prior to a Qualified IPO or an Ultimate Parent Spinout:

XYQ Luxco S.à r.l.

[***]

[***]

[***]

[***]

[***]

following a Qualified IPO or an Ultimate Parent Spinout:

XYQ Luxco S.à r.l.

[***]

[***]

[***]

[***]

[***]

with a copy (which shall not constitute notice) in any event, to:

[***]

[***]

[***]

[***]

[***]

if to the Collateral Agent, to it at the following address:

U.S. Bank National Association, as Collateral Agent

[***]

[***]

[***]

[***]

(b) Change of Address. Each party may change its address provided pursuant to this Section 10.01 by designating a new address for such party in a written notice to the other parties complying as to delivery with the terms of this Section 10.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or three (3) days after being deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to the Lender pursuant to Article II or to the Collateral Agent shall not be effective until received by the Lender or the Collateral Agent, as applicable.

(c) Electronic Communications.

(i) Each of the Lender and the Loan Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. Any electronic communication system used by the Lender is provided on an as-available basis, and the Lender shall have no liability for any damage caused to any Loan Party or their respective property by any third party provider of such electronic communication system.

(ii) Unless the Lender otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.02 Amendments, Etc.

(a) Except as otherwise provided in Section 10.02(f), no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Parent; provided, that, at any time when there are two or more Lenders pursuant to one or more partial assignments made by the Lender in accordance with Section 10.07, subject to the additional requirements of Sections 10.02(b), 10.02(d) and 10.02(e), no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Parent.

(b) No amendment, modification or waiver of any provision of any Loan Document, and no consent to any departure by any Loan Party therefrom, shall:

(i) extend the scheduled final maturity of any Loan without the written consent of the Lender holding such Loan;

(ii) reduce the principal amount of any Loan without the written consent of the Lender holding such Loan;

(iii) increase or reinstate the Commitment of any Lender without the written consent of such Lender;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.04(b)) without the written consent of the Lender holding such Loan;

(v) reduce any fee or premium payable under any Loan Document without the written consent of the Lender that is entitled to receive such fee or premium;

(vi) extend the time for payment of any interest on any Loan without the written consent of the Lender holding such Loan; or

(vii) extend the time for payment of any fee (including the Exit Fee) or premium (including the Premium) payable under any Loan Document without the written consent of the Lender that is entitled to receive such fee or premium.

(c) The written consent of one or more Lenders having or holding, as of the relevant date of determination, an aggregate principal amount of Loans outstanding as of such date representing more than 75% of the Loan or aggregate Loans outstanding hereunder as of such date is required in order to release or subordinate the Liens of the Collateral Agent in all or substantially all of the Collateral, or release any Borrower from its obligations hereunder or any Guarantor from its Guarantee or subordinate the rights or claims of any Lender with respect thereto, in each case, except as expressly provided in the Loan Documents; provided, in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents, only the consent of the Required Lenders will be needed for such release.

(d) Without the written consent of all Lenders, no amendment, modification or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall:

(i) amend, modify or waive any provision of this Section 10.02 or Section 10.07 or the definition of any term used therein;

(ii) amend, modify or waive any term or condition of this Agreement or any other Loan Document that expressly provides that the consent of all Lenders is required;

(iii) amend, modify or waive any provision of the definition of “Required Lenders”; or

(iv) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(e) Notwithstanding anything to the contrary herein, no Loan Party, Equity Investor or any of their respective Affiliates that becomes a lender hereunder shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Loan Party or Equity Investor).

(f) Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended (or amended and restated) by a written instrument signed by the Lender to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Lender) or (y) effect administrative changes of a technical or immaterial nature (including to effect administrative changes of a technical or immaterial nature to the terms, to provide for multiple lenders or to add an administrative agent hereunder to act on behalf of such lenders) and such amendment (or amendments and restatements) shall be deemed approved by the Parent if the Parent shall have received at least five (5) Business Days’ prior written notice of such change and not objected thereto.

(g) The Borrower shall promptly deliver a copy of any amendment executed pursuant to this Section 10.02 to the Collateral Agent. No amendment shall affect the rights, privileges, immunities or duties of the Collateral Agent without the consent of the Collateral Agent.

Section 10.03 No Waiver; Remedies, Etc. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lender provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lender under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lender to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 10.04 Expenses; Attorneys’ Fees. The Borrowers will pay on demand, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Lender and Collateral Agent, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents or the review of any of the agreements, instruments and documents referred to in Article VI), (b) any amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Lender’s and the Collateral Agent’s rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Lender or the Collateral Agent by any Person that arises from or relates to this Agreement, any other Loan Document, the Lender’s claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Lender or the Collateral Agent, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) the rating of the Loans by one or more rating agencies in connection with the Lender’s Securitization, and (k) the receipt by the Lender or the Collateral Agent of any advice from professionals with respect to any of the foregoing, but excluding any Taxes (which shall be dealt with under Section 2.07). Notwithstanding the foregoing, the Borrowers shall not be required to reimburse expenses in excess of [***] in connection with all fees and expenses incurred by Lender’s counsel in the United States and [***] in the aggregate in connection with all fees and expenses incurred by Lender’s local counsel or counsels in any Specified Jurisdiction (other than the United States), in each case through and including the Effective Date in connection with the negotiation and structuring of the facilities under the Loan Documents and the RIPSA, without the Parent’s consent

(such consent not to be unreasonably withheld, conditioned or delayed). Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if any Loan Party fails to perform any covenant or agreement contained herein or in any other Loan Document, the Lender may itself perform or cause performance of such covenant or agreement, and the expenses of the Lender incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 10.04 shall survive the repayment of the Obligations, the discharge of any Liens granted under the Loan Documents or the earlier resignation or removal of the Collateral Agent.

Section 10.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits in accounts that constitute Collateral (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Lender or any of its respective Affiliates, as applicable, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 10.05 are in addition to the other rights and remedies (including other rights of set-off) which the Lender may have under this Agreement or any other Loan Documents of law or otherwise.

Section 10.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of the Lender and any such assignment without the Lender’s prior written consent shall be null and void.

(b) The Lender may assign to one or more other lenders or other Persons all or a portion of its rights and obligations under this Agreement with respect to any Loan or portion thereof held by it with, so long as no Default has occurred and is continuing, the prior written consent the Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent of Parent shall be required in respect of an assignment to an existing Lender or to an Affiliate or a Related Fund of a Lender; provided, further, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $100,000 in excess thereof (or the remainder of the Lender’s Commitment), except that such requirements in respect of a minimum amount and multiples in excess thereof shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of a Lender or a Related Fund of a Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $100,000 in excess thereof; (ii) the parties to each such assignment shall execute and deliver to the Lender, for its acceptance, an Assignment and Acceptance, together with the promissory note, if any, subject to such assignment; (iii) no such assignment shall be made to any Loan Party, any Equity Investor or any of their respective Affiliates; (iv) Lender shall give the Swiss Borrower notice of such assignment or transfer (along with confirmation from the proposed assignee or transferee as to whether the assignee or transferee is a Qualifying Bank) at least ten (10) Business Days prior to such assignment or transfer; (v) the Swiss Borrower may make a written objection to such Lender prior to such assignment or transfer based on the Swiss Borrower’s reasonable belief that such assignment or transfer could reasonably be expected to violate the 10 Non-Bank Rule; (vi) if such objection is made, such assignment or transfer shall be effected only with the Swiss Borrower’s consent, not to be unreasonably withheld or delayed (it being unreasonable to withhold consent unless such assignment or transfer could reasonably be expected to violate the 10 Non-Bank Rule, including cases where there is reasonable doubt or uncertainty whether the confirmation of the assignee or transferee being a Qualifying Bank is correct or there is reasonable doubt or uncertainty whether the assignee or transferee could be regarded as several parties by the Swiss Federal Tax Administration) and (vii) Lender shall give the Borrower notice of such assignment or transfer (along with confirmation from the proposed assignee or transferee in accordance with Section 2.07(i)). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Lender (or such shorter period as shall be agreed to by the Lender and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Registrar shall without liability, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a copy of each Assignment and Acceptance delivered to and, to the extent needed, accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans (and stated interest thereon) owing to the Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Collateral Agent and the Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Collateral Agent, Borrowers and any Lender party hereto at any reasonable time and from time to time upon reasonable prior notice. In connection with any amendment requiring the Collateral Agent’s consent or direction to the Collateral Agent under the Loan Documents, the Collateral Agent shall be entitled to receive, and may conclusively rely on, a then-current copy of the Register, and may, in its discretion, act or refuse to act until it is provided to it this Section 10.07(d) shall be construed so that the Loans and Commitment are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code. Additionally, the parties to each assignment shall execute and deliver to the Parent any tax forms or other documentation required to be delivered pursuant to Section 2.07.

(e) In the event that the Lender sells participations in a Loan, the Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan that is the subject of the participation (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register, which shall be conclusive absent manifest error. The Participant Register shall be available for inspection by the Borrowers and any Lender party hereto at any reasonable time and from time to time upon reasonable prior notice. The Participant Register shall be maintained in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

(f) The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, the Loans made by it); provided that (i) the Lender’s obligations under this Agreement (including its Commitment hereunder) and the other Loan Documents shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require the Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party.

(g) Each Borrower agrees that each participant in a Loan that has not become a Lender with respect to the assigned interest shall be entitled to the benefits of Section 2.07 (subject to the requirements and limitations therein, including the requirements under Section 2.07(e) (it being understood that the documentation required from the participant or assignee under Section 2.07(e) shall be provided in the first instance to the Person through whom such participation or assigned interest is held)) to the same extent as if it were a Lender and had acquired the relevant interest in the Loan by assignment under Section 10.07(b); provided that such (1) participant or assignee (i) agrees to be subject to the provisions of Section 2.07 as if it were a Lender that was an assignee under Section 10.07(b) and (ii) shall not be entitled to receive any greater benefit than the applicable Lender would have received if such participation or assignment had been effected as an assignment pursuant to Section 10.07(b) and (2) (i) the participant shall only be entitled to such benefits (including, for the avoidance of doubt, any requirement to make an increased payment or make any payment for any Indemnified Taxes) if the effect of the participation is to make the participant the beneficial owner of the interest paid by the Borrower; and (ii) Section 2.17(l) shall apply mutatis mutandis as if references to an assignment in that Section included a participation.

(h) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to the Lender pursuant to a securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto. The Loan Parties shall cooperate with the Lender and its Affiliates to effect the Securitization including by providing such information as may be reasonably requested by the Lender in connection with the rating of its Loans or the Securitization.

Section 10.08 Counterparts; Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original. The words “execution”, “signed” and “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The foregoing shall apply to each other Loan Document mutatis mutandis. Any communication sent to Collateral Agent under this Credit Agreement that requires a signature must be in the form of a document that is signed in the manner provided above. The Loan Parties, the Lender and the Collateral Agent agree to assume all risks arising out of its use of digital signatures and electronic methods to submit communications to the Collateral Agent, including the risk of the Collateral Agent acting on unauthorized instructions (other than any instructions actually known by the Collateral Agent to be unauthorized or otherwise invalid) and the risk of interception and misuse by third parties; provided that neither any Loan Party nor the Lender assumes any such risks if such Loan Party or the Lender, respectively, incurs any loss, liability or expense as a result of the Collateral Agent’s or any related person’s willful misconduct or gross negligence (as determined by a final, non-appealable order of a court of competent jurisdiction).

Section 10.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD MANDATE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

Section 10.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARENT AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 10.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN

PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.11 WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

Section 10.12 Consent by the Lender. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 10.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 10.14 Reinstatement; Certain Payments. If any claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by the Lender in payment or on account of any of the Obligations, the Lender shall give prompt notice of such claim to the Parent, and if the Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lender.

Section 10.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Lender, the Collateral Agent, the Registrar and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution, administration or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Lender’s furnishing of funds to the Borrowers for the account of the Borrowers under this Agreement or the other Loan Documents, including the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Lender relying on any instructions of any Borrower or the handling of the Loan Account as herein provided, (iv) the Collateral Agent relying on any instructions of any Borrower and the Lender or the handling of the Collateral as provided herein or in any Security Document, (v) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (vi) all Environmental Liabilities and Costs relating to: (A) the presence, disposal, Release or threatened Release of any Hazardous Materials on any property owned or occupied by any Loan Party or any of its Subsidiaries, (B) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (C) any violation of Environmental Laws by any Loan Party or any of its Subsidiaries, and (D) any Environmental Actions filed against any Loan Party or its Subsidiaries, or (vii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. For purposes of this Section 10.15, the terms “Collateral Agent” and “Indemnitees” shall include the Lender or the Lender’s designee acting as an agent of the Collateral Agent pursuant to Section 9.04 hereof.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 10.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, any claim against any other party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d) The indemnities and waivers set forth in this Section 10.15 shall survive the repayment of the Obligations, discharge of any Liens granted under the Loan Documents or the earlier resignation or removal of the Collateral Agent.

(e) This Section 10.15 shall not apply with respect to Taxes, other than Taxes arising from any non-Tax claim.

Section 10.16 Joint and Several Liability. Each Borrower shall be jointly and severally liable for all of the Obligations of each other Borrower, regardless of which Borrower actually receives the proceeds or other benefits of the Loan or the manner in which Borrowers or the Lender accounts therefor in their respective books and records. Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by each other Borrower because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Loan under this Agreement and the other Loan Documents which would not have been available to any Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of each other Borrower as contemplated by this Agreement and the other Loan Documents. The Lender has advised each Borrower that it is unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lender to extend credit pursuant to this Agreement and the other Loan Documents executed in connection herewith (A) because of the desirability to each Borrower of the loan facility hereunder, (B) because each Borrower may engage in transactions jointly with other Borrowers and (C) because each Borrower may require, from time to time, access to funds provided under this Agreement for general corporate purposes. Each Borrower, individually, expressly understands, agrees and acknowledges, that the loan facility hereunder would not be made available on the terms herein in the absence of the collective credit of all the Borrowers, and the joint and several liability of all the Borrowers. Accordingly, each Borrower acknowledges that the benefit of the accommodations made under this Agreement to the Borrowers, as a whole, constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any one Borrower. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Person’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, that each

Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 10.16 were not a part of this Agreement. Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by such other Borrower of their Obligations, and each Borrower agrees that the Lender shall have no duty to advise such Borrower of information known to the Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If the Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, the Lender shall be under no obligation to update any such information or to provide any such information to such Borrower or any other Person on any subsequent occasion.

Section 10.17 Records. The unpaid principal and premium of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitment, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including the Premium and the Exit Fee, shall at all times be ascertained from the records of the Lender, which shall be conclusive and binding absent manifest error.

Section 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party and the Lender, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lender, and any assignment by the Lender shall be governed by Section 10.07 hereof.

Section 10.19 Highest Lawful Rate. It is the intention of the parties hereto that the Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid In Full, refunded by the Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 10.19, be canceled automatically by the Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid In Full, refunded by the Lender to the Borrowers). All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until Payment In Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to the Lender on any date shall be computed at the Highest Lawful Rate applicable to the Lender pursuant to this Section 10.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lender computed at the Highest Lawful Rate applicable to the Lender, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Lender until the total amount of interest payable to the Lender shall equal the total amount of interest which would have been payable to the Lender if the total amount of interest had been computed without giving effect to this Section 10.19.

For purposes of this Section 10.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Lender, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America or any other jurisdiction from time to time where a Loan Party may be incorporated, formed or otherwise constituted.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 10.20 Confidentiality. The Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by the Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equity holders (including partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 10.20); (ii) to any other party hereto; (iii) to parties involved in the Lender’s Securitization; or (iv) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 10.20; (v) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vii) in connection with any litigation to which the Lender is a party; (viii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (ix) with the consent of the Parent. The Lender agrees, prior to any disclosure under clause (iv) or (vi) above to (A) any Governmental Authority that does not have supervisory, regulatory or other similar authority with respect to the Lender and that is seeking such disclosure solely in connection with an investigation, action, suit or other proceeding that does not otherwise involve the Lender or (B) any other Person that is not a Governmental Authority, to use reasonable efforts to notify the Parent of any request for the disclosure of any such confidential information so as to provide the Parent with a reasonable opportunity to obtain a protective order or other comparable relief, provided that the failure to so notify the Parent shall not expose the Lender to any liability. Any confidentiality agreement executed and delivered by the Lender (or any Affiliate thereof) prior to the Effective Date shall be terminated as of the Effective Date.

Section 10.21 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of the Lender or any of its Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of the Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with the Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes the Lender, after consultation with the Parent, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as the Lender shall deem appropriate, including on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as the Lender shall deem appropriate.

Section 10.22 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 10.23 USA PATRIOT Act. To the extent the Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Loan Parties, which information includes the name and address of each such entity and other information that will allow the Lender to identify the entities composing the Loan Parties in accordance with the USA PATRIOT Act. The Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as the Lender may reasonably require from time to time in order to enable the Lender to comply with the USA PATRIOT Act.

Section 10.24 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 10.25 Effect of Payment in Full. When all Obligations hereunder which are accrued and payable have been Paid In Full, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 10.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution and (ii) the effects of any Bail-In Action on any such liability, including, if applicable: (x) a reduction in full or in part or cancellation of any such liability, (y) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (z) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.27 Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Loan Account in New York in immediately available funds. To the full extent permitted by applicable law, the obligations of each Loan Party to the Lender under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Loan Account in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the full extent permitted by applicable law, the rate of exchange used shall be that at which the Lender could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Lender receives any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Lender in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the Dollars so purchased exceed the sum originally due to the Lender in Dollars, the Lender agrees to remit to the Loan Parties such excess.

Section 10.28 Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 10.28 shall be to the full extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 10.29 Swiss Limitations. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, the obligations of the Swiss Borrower or any other Loan Party incorporated in Switzerland (collectively the “Swiss Loan Party”) and the rights of the Collateral Agent and Lender under this Agreement and the other Loan Documents are subject to the following limitations:

(a) If and to the extent a guarantee or security interest granted or any other obligations assumed by a Swiss Loan Party under this Agreement and the other Loan Documents guarantees or secures obligations of its (direct or indirect) parent company (upstream security) or its sister companies (crossstream security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security interest or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law, the proceeds from the enforcement of such guarantee, security interest or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of that Swiss Loan Party’s freely disposable shareholder or quotaholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free the Swiss Loan Party from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder or quotaholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Swiss Loan Party on the basis of an interim audited balance sheet as of that time.

(b) In respect of Upstream or Cross-Stream Secured Obligations, the Swiss Loan Party shall, as concerns the proceeds resulting from the enforcement of the guarantee or security interest granted or other obligations assumed under this Agreement and the other Loan Documents, if and to the extent required by applicable law in force at the relevant time:

(i) procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently thirty-five percent (35%) at the date of this Agreement) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(iii) notify the Collateral Agent that such notification or, as the case may be, deduction has been made, and provide the Collateral Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv) in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction,

(A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(B) pay to the Collateral Agent upon receipt any amount so refunded.

(c) The Swiss Loan Party shall promptly take and promptly cause to be taken any action, including the following:

(i) the passing of any shareholders’ or quotaholders’ resolutions, as may be the case, to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the security interest in order to allow a prompt use of the enforcement proceeds;

(ii) preparation of up-to-date audited balance sheet of the Swiss Loan Party;

(iii) confirmation of the auditors of the Swiss Loan Party that the relevant amount represents the Maximum Amount;

(iv) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v) to the extent permitted by applicable law, Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Loan Party’s business (nicht betriebsnotwendig); and

(vi) all such other measures necessary to allow the Swiss Loan Party to use enforcement proceeds as agreed hereunder with a minimum of limitations.

Section 10.30 Irish Limitations. The joint and several liability of any Irish Loan Party under this section does not apply to the extent that it would result in such liability constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 of Ireland.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PARENT AND BERMUDA BORROWER:

DERMAVANT SCIENCES LTD., an exempted company incorporated under the laws of Bermuda

By:	[***]
Name: [***]
Title: [***]

CREDIT AGREEMENT

ENGLISH BORROWER:

DERMAVANT HOLDINGS LIMITED, a private limited company incorporated under the laws of England and Wales

By:	[***]
Name: [***]
Title: [***]

CREDIT AGREEMENT

IRISH BORROWER:

DERMAVANT SCIENCES IRL LIMITED, a private company limited by shares incorporated under the laws of Ireland

By:	[***]
Name: [***]
Title: [***]

CREDIT AGREEMENT

SWISS BORROWER:

DERMAVANT SCIENCES GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and organized under the laws of Switzerland

By:	[***]
Name: [***]
Title: [***]

CREDIT AGREEMENT

GUARANTORS:

DERMAVANT SCIENCES, INC., a Delaware corporation

By:	[***]
Name: [***]
Title: [***]

DSL TREASURY HOLDINGS INC., a Delaware corporation

By:	[***]
Name: [***]
Title: [***]

DSL TREASURY INC., a Delaware corporation

By:	[***]
Name: [***]
Title: [***]

CREDIT AGREEMENT

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, AS COLLATERAL AGENT

By:	[***]
Name:	[***]
Title:	[***]

[Signature Page to Credit Agreement]

LENDER:

XYQ LUXCO S.À R.L.

By:	[***]
Name:	[***]
Title:	[***]

[Signature Page to Credit Agreement]